An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the United States Securities and Exchange Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular (Subject to Completion)	Dated February 5, 2018

Hologram USA Networks Inc.

6,250,000 Shares of Common Stock

This is the initial public offering of securities of Hologram USA Networks Inc., a Delaware corporation. We are offering 6,250,000 shares of our common stock, par value $0.001 per share, at an offering price of $8.00 per share for an offering amount of $50,000,000 (the “Offering”). The Offering will terminate at the earlier of: (1) the date at which $50,000,000 of shares has been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the “SEC”), or (3) the date on which this Offering is earlier terminated by us in our sole discretion (the “Termination Date”). This Offering is being conducted on a “best efforts” basis without any minimum offering amount pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. We may undertake one or more closings on a rolling basis; however, we intend to complete one closing. Until we complete a closing, the proceeds for the Offering will be kept in an escrow account. At a closing, the proceeds will be distributed to us and the associated shares will be issued to the investors in such shares. If there are no closings or if funds remain in the escrow account upon termination of this Offering without any corresponding closing, the investments for this Offering will be promptly returned to investors, without deduction and generally without interest. City National Bank will serve as the escrow agent. There is no minimum purchase requirement for an investor.

NMS Capital Advisors, LLC has agreed to act as our placement agent (the “Placement Agent”) to offer the shares to prospective investors on a “best efforts” basis. The Placement Agent may engage one or more selected dealers to participate in the Offering. The Placement Agent is not purchasing the shares, and is not required to sell any specific number or dollar amount of the shares in this Offering.

We expect to commence the offer and sale of the shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the SEC. Prior to this Offering, there has been no public market for our common stock. We intend to apply to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol HOLO. We expect our common stock to begin trading on Nasdaq upon the initial closing of the Offering. If we fail to meet the minimum requirements for listing on Nasdaq, we will seek quotation of our common stock on the OTCQX marketplace operated by OTC Markets Group Inc. (the “OTCQX”) and would anticipate quotation on the OTCQX to begin following the completion of this Offering.

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We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 for a discussion of certain risks that you should consider in connection with an investment in our common stock.

	Price to Public	Placement Agent Sales Commissions (1)	Proceeds to Issuer
Per Share	$8.00	$0.60	$7.44
Maximum Offering Amount	$50,000,000	$3,750,000	$46,250,000

(1)	We have agreed to pay to the Placement Agent sales commissions equal to (i) 7.5% of the gross proceeds received by us in the Offering from investors originated and sourced through the Placement Agent’s direct marketing efforts and (ii) 5.0% of the gross proceeds received by us in the Offering from investors originated and sourced through our direct marketing efforts. We have also agreed to pay a non-accountable expense allowance to the Placement Agent equal to 2.0% of the gross proceeds received by us in the Offering. Please refer to the section entitled “Plan of Distribution” in this Offering Circular for additional information regarding the Placement Agent’s compensation.

(2)	We estimate that our total expenses for the Offering will be approximately $1,450,000, along with sales commissions of $3,750,000, assuming the maximum offering amount is sold through the Placement Agent’s marketing efforts.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format prescribed by Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is ___________, 2018.

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We are offering to sell, and seeking offers to buy, the shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the holographic entertainment market and the other markets relevant to our operations are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless otherwise noted or unless the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Hologram” refer to the activities of and the assets and liabilities of the business and operations of Hologram USA Networks Inc., a newly-formed holding company, together with its wholly-owned operating subsidiaries.

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OFFERING CIRCULAR SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our common stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Our Company

Hologram USA Networks Inc. is an experienced holographic next-generation production company that integrates hologram, virtual reality, 360° video and streaming video to provide distinctive and original entertainment experiences to a diverse, young and socially-conscious global audience. We own our unique patent-protected hologram projection technology and hold exclusive rights to commercially exploit holographic images and performances of an array of famous entertainers. We produce live, life-size hologram shows, display hologram programs in our hologram theaters and license our technology and content to theaters and venues across North America. In November 2017, in collaboration with a subsidiary of FOTV Media Networks Inc., a related company, we opened the first hologram theater in Los Angeles, California on Hollywood Boulevard’s “Walk of Fame,” which included a never before seen feature length hologram performance.

We hold the exclusive global hologram projection distribution rights for all media for original holographic shows in which the holograms of Bing Crosby, Billie Holiday and Jackie Wilson and comedians such as Bernie Mac, Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” Our hologram technology has been used by major global brands, political campaigns and a network of theme parks to enhance audience engagement worldwide. We have collaborated with Universal Music Group to project current living and late artists in hologram performances for stage and television. We also intend to produce holographic shows of live boxing, live mixed martial arts cage fights, live comedians in partnership with comedy clubs and live music concerts with Universal Music and Universal Music Latin America.

Since our inception, we have been an innovator in holographic entertainment. In September 2016, we won two Internet Marketing Association IMPACT Awards for Innovator of the Year and Best New Marketing Platform in recognition of our work with patented holographic projection technology. Our significant experience and unwavering commitment to this space has resulted in the creation of a sophisticated back-end system to support our technology. This technology includes proprietary holographic production and display systems.

We intend to monetize our hologram technology through the production of live and recorded holographic performances and events, sales of concessions and merchandise related to our holographic performances, and distribution of holographic content to media networks and websites managed by companies controlled by Alkiviades (Alki) David , our Chairman and Chief Executive Officer . With the net proceeds of this Offering, we plan to further expand our holographic entertainment events and content offerings to become the leading holographic entertainment company. We were founded by media entrepreneur Alki David in 2012 and launched our holographic events in 2014. We manage our business from our headquarters in Beverly Hills, California. Following this Offering, we will be a “controlled company,” controlled by Mr. David through Anakando Ltd., a private holding company that he owns.

One of our core growth and expansion strategies is to establish hologram theaters by partnering with existing theater owners by integrating our patented hologram technology, exclusive hologram shows and holographic experiences in prominent locations throughout the United States and Canada. We receive revenues from ticket and merchandise sales to audiences attending our holographic productions, and we seek to have consumer brands purchase exclusive title rights to our hologram shows , logo insertions and signage. Our goal is roll - out up to 150 hologram theaters within existing cineplexes or as standalone theaters over the next five years. We believe we can retrofit a theater within six weeks to install our hologram technology, at a cost of $200,000 to $400,000, for which we may provide financing to our theater partners. We believe each hologram theater could show up to eight performances per day. We expect our theaters to be open 335 days per year with attendance of at least 15% of capacity and a ticket price of $20 to $40 per person per show. Further revenue would be generated from concessions and merchandise sales at our theaters and from brand advertising and brand integration into our holographic content. Ticket and merchandising revenues would be split equally with theater owners. We also intend to partner with record labels, music studios and iconic estates to create three-minute karaoke-like hologram experiences called “Make Your Own Hologram Experience ,” in which audience members can perform alongside living and late artists. We have allocated a portion of the net proceeds of this Offering to secure agreements, which we do not currently have in place but are in discussions with various record labels and music studios, in order to roll-out this project. The recorded hologram experience will be sold through our Hologram USA gift store , which expects to charge $60 to $300 for the item that can be viewed on any computer or with Hologram USA virtual reality headsets. Currently, our only Hologram USA gift store is located in our flagship hologram theater on Hollywood Boulevard’s “Walk of Fame.” As we expand to other theaters, we expect to replicate our Hologram USA gift store concept.

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We intend to grow both organically and through acquisitions. We seek to acquire and operate companies that could augment or complement our current offerings through the addition of content licensing and pay-per-view arrangements, content distribution agreements, platform white label service arrangements and production services. We currently have no commitments or agreements with respect to any such acquisitions nor do we expect to allocate any funds from this Offering for acquisitions. There can be no assurance that we will complete any acquisitions in the future or be able to raise additional financing to enable us to do so.

We recorded revenues of $999,000 and $572,000 and net losses of $3,210,000 and $4,590,000 for the years ended December 31, 2016 and 2015, respectively, and revenues of $706,000 and $575,000 and net losses of $647,000 and $2,011,000 for the six months ended June 30, 2017 and 2016, respectively.

Our Chairman and Chief Executive Officer Alki David is also the head of FOTV Media Networks Inc., a provider of streaming video, audio and other digital media content. Like our company, FOTV Media Networks was founded and is controlled and managed by Mr. David. In August 2016, FOTV Media Networks commenced a “best efforts - $20 million minimum” initial public offering. The offering continued through late 2016, but the minimum offering amount was ultimately not reached and the offering was terminated. Just prior to beginning marketing efforts on FOTV Media Network’s offering, on the advice of the underwriter, Mr. David agreed to transfer a discrete portion of his historical hologram business relating solely to the installation of holographic projection systems to FOTV Media Networks. In November 2017, to realign Mr. David’s business operations, the holographic projection system business was re-conveyed by FOTV Media Networks back to one of our operating subsidiaries in consideration for $5.0 million in shares of our common stock, valued at the public offering price of this Offering. FOTV Media Networks is no longer pursuing a separate public listing.

Our Industry

Movie theaters in markets around the world are experiencing lower attendance every year. Movie theater attendance by the important consumer demographic known as “millennials” (young people ages 14 through 24) has declined each year since 2014. One example of the impact of this trend, as described by Variety, has been in China, where after an astounding 50% growth in box office receipts in 2015, Chinese cinemas experienced their first decline in box office receipts in 2016 due to lower attendance by millennials. Instead of going to movie theaters, millennials increasingly consume content on smartphones and other personal digital devices.

To help increase attendance, movie theaters have been adding more sophisticated features such as 3-D and IMAX screens and surround sound speakers to create “only-in-the-theater” experiences that give audiences a more immersive viewing perspective. We believe holographic entertainment has the potential to reverse this trend in theater attendance.

Our Entertainment Offerings

We are uniquely positioned to license, create, aggregate and distribute our blend of high-quality, original and exclusive content in a cost-effective manner to a global audience that increasingly demands interactive content that is available across social networks and delivered through various electronic devices. We offer our holographic entertainment to audiences through multiple platforms, including live events, television events and through personal virtual reality devices.

We hold the exclusive global hologram projection distribution rights for all media for original holographic shows in which the holograms of Bing Crosby, Billie Holiday and Jackie Wilson and comedians such as Bernie Mac, Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” Our hologram technology has been used by major global brands, political campaigns and a network of theme parks to enhance audience engagement worldwide. We have collaborated with Universal Music Group to project current living and late artists in hologram performances for stage and television. We also intend to produce holographic shows of live boxing, live mixed martial arts cage fights, live comedians in partnership with comedy clubs and live music concerts with Universal Music and Universal Music Latin America.

We plan to begin rolling - out our hologram theaters to a network of cinemas and theaters in prominent locations, each fitted with our patented hologram projection system to convert theaters to live hologram performance platforms. Our goal is to roll - out up to 150 theater locations across North America over the next five years.

Below is a breakdown of our hologram-related entertainment offerings.

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Holographic Content Distribution. We hold the exclusive hologram projection and distribution rights for all media for original holographic shows in which the holograms of famous late singers such as Bing Crosby, Billie Holiday and Jackie Wilson and comedians such as Bernie Mac, Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.”

Holographic Displays for Corporate Partners. Our hologram technology has been used by major global brands, political campaigns and a network of theme parks to enhance audience engagement worldwide. We have collaborated with Universal Music Group to project current living and late artists in hologram performances for stage and television. We also intend to produce holographic shows of live boxing, live mixed martial arts cage fights, live comedians in partnership with comedy clubs and live music concerts in partnership with music studios, and create and produce “television events” that include hologram projection shows. Additional live hologram events we produced include holograms of Jimmy Kimmel at the 2014, 2015 and 2016 Country Music Awards, a hologram of Jack Black being sent from Los Angeles to Madrid, a Juan Gabriel hologram for a tribute concert in February 2017, a hologram of Julian Assange appearing at the Nantucket Project, and holograms of ghosts at the Ghostbusters motion picture red carpet event. In addition, we produced content for the Christian Dior hologram fashion show in Shanghai, digitally resurrected Jenni Rivera for the Day of the Dead Festival and L Festival in Los Angeles, produced a variety of holograms for Netflix, MTV and Syfy (formerly Sci-Fi) channel shows, beamed in a fourth judge to “La Banda,” a Syco Entertainment/FremantleMedia reality show on Univision, and our technology was featured by Dodge at the official Playboy Super Bowl Party in 2016. We have an exclusive arrangement with the National Comedy Center to provide it with holographic staging, licenses and content beginning in spring 2018.

Virtual Reality Experiences. Our diverse business model includes producing and selling Hologram USA virtual reality headsets, on-site 360° video production and 360° video hosting on www.hologramusa.com. Our hologramusa.com virtual reality and 360° hosting center allows producers and entertainers to share their work with the world via our server, mobile 360° video player and free mobile apps. Hologram USA provides virtual reality content along with the latest in 360°video technology. Hologram USA offers solutions for all stages of virtual reality and 360° video production, including shooting, stitching and viewing of fully spherical and immersive 360° videos and photos. We aim to be a leader in virtual reality and 360° video technology and content creation for entertainment purposes.

Our Revenue Model

Currently, we generate revenue primarily through the installation and rental of our holographic equipment with the production of live and recorded, pre-produced holographic performances and events, licensing of our technology and the sale of our patented hologram projection foil technology. Of our current sales, 79.0%, 10.6% and 10.5% are generated through the installation and rental of our holographic equipment with the production of live and recorded, pre-produced holographic performances and events, licensing of our technology and the sale of our patented hologram projection foil technology.

We intend to monetize our hologram productions by creating original holograms that can be used by us for theatrical productions and by our customers for new product launches or corporate/brand imagery at consumer events, press events, conferences, conventions and other corporate events. The holographic images can also be sold to customers, so that they can be re-used in perpetuity. We also plan to use and repurpose holographic content as branded content in commercials and promotions and as content for our virtual reality applications. As of September 2017, we have begun establishing hologram theaters in prominent locations from which we receive revenues from ticket and merchandise sales to audiences attending holographic productions. Although we have not yet recognized any significant revenue from consumer brand integration into our hologram shows, we seek to include branded logos and products and on-stage vocal mentions of the names of advertisers who can purchase exclusive rights to the hologram shows, to insertions within the shows or to signage around the theater. Currently, our theater network will include theaters located in Hollywood, California, the National Comedy Center in Jamestown, New York, the Regal Avalon in Chicago, Illinois, and the Fox Theater in Foxwoods, Connecticut.

We expect to generate additional revenue from merchandise purchased at our live event hologram shows and resurrection shows. Traditionally , live venues generate an additional 30% on ticket sales from fan-based merchandise. We also intend to partner with record labels , music studios and iconic estates to create three-minute karaoke-like hologram experiences called “Make Your Own Hologram Experience ,” in which audience members can perform alongside living and late artists. We have allocated a portion of the net proceeds of this Offering to secure agreements, which we do not currently have in place but are in discussions with various record labels and music studios, in order to roll-out this project. The recorded hologram experience will be sold through our Hologram USA gift store , which expects to charge $60 to $300 for the item that can be viewed on any computer or our virtual reality headsets. Currently, our only Hologram USA gift store is located in our flagship hologram theater on Hollywood Boulevard’s “Walk of Fame.” As we expand to other theaters, we expect to replicate our Hologram USA gift store concept.

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The distribution of our holographic content to media networks and websites managed by companies controlled by Alki David, such as FilmOn.TV and FilmOn.com, properties of FOTV Media Networks, can be another source of revenue for our company as we would benefit by receiving a percentage of advertising sales in conjunction with persons viewing our content. Our hologram shows can be formatted for virtual reality device s , streaming video and television. In addition, we may license our patented hologram technologies and content creation skills to third parties to create their own custom holographic content , though we have no significant licenses at this time.

Our Growth and Expansion Strategies

One of our core strategies is to establish hologram theaters in prominent locations from which we receive revenues from ticket and merchandise sales to audiences attending our holographic productions, with brands purchasing exclusive title rights to shows and signage. Our strategies also include growing both organically and through acquisitions. We intend to expand our virtual reality product offerings. We also seek to acquire and operate companies that could augment or complement our current offerings through the addition of content licensing and pay-per-view arrangements, content distribution agreements, platform white label service arrangements and production services.

Key elements of these strategies include:

Expand our Holographic Entertainment Offerings. Following the opening of the flagship theater in September 2017, we are beginning to roll - out our hologram theaters to a network of cinemas and theaters in prominent locations, each fitted with our patented hologram projection system to convert theaters to live hologram performance platforms. Our goal is to roll - out up to 150 theater locations across North America over the next five years. At these hologram theaters, we will sell merchandise to audiences attending our holographic productions, and seek to have consumer brands purchase exclusive title rights to our hologram shows , logo insertions and signage. Currently, our theater network will include hologram theaters in prominent locations in Hollywood, California, the National Comedy Center in Jamestown, New York, the Regal Avalon in Chicago, Illinois, and the Fox Theater in Foxwoods, Connecticut.

We have determined to take a license-based approach with active theaters to develop this number of locations across North America. In our plan, it is expected that each location will pay for the theater’s installation of hologram equipment, either upfront in cash or through debt financing. We do not expect to make a significant cash outlay. Each location will then pay an annual license fee to us for exclusive access to all hologram shows and will split with us the revenues generated from those shows. The annual license fee will be in the range of $150,000, depending on the size of the theater, requirements of the content, number of daily performances allotted and split percentages of admission and merchandise sales. The timing of our roll-out plan may take up to five years to near 150 locations as it can take six weeks to build-out up to three to five hologram installations into fully-ready theaters.  Given the number and timing of the proposed roll-out, our business model contemplates working primarily with active theaters that are suitable for ready installation.

Expand our Virtual Reality Entertainment Offerings. We intend to produce and sell Hologram USA virtual reality headsets, on-site 360° video production and 360° video hosting on www.hologramusa.com. We plan on offering virtual reality content along with the latest in 360° video that integrates our holographic entertainment offerings. By offering solutions for all stages of virtual reality and 360° video production, including shooting, stitching and viewing of fully spherical and immersive 360° videos and photos, we will broadly address the virtual reality services market to become a leader in virtual reality and 360° video technology and content creation for entertainment purposes.

Complete Selected Complementary Acquisitions. We intend to pursue selected acquisitions of complementary businesses in the United States that extend our capabilities as well as our overall digital media offerings. Potential acquisition targets include 360° panoramic video camera solutions, video streaming support device manufacturers, specialized advertising networks and live performance venues for the staging of hologram projection programs and sales of related merchandise to live audiences. We currently have no commitments or agreements with respect to any such acquisitions nor do we expect to allocate any funds from this Offering for acquisitions. There can be no assurance that we will complete any acquisitions in the future or be able to raise additional financing to enable us to do so.

Enter into Strategic Partnerships with Third-Party Master Content Licensors. We intend to identify and partner with third-party master content licensors and other companies to expand our access to content that is appropriate for holographic and virtual reality entertainment. We believe that, upon entering into strategic partnerships with such third parties on a revenue-sharing basis, we will be able to stay at the forefront of holographic entertainment.

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Always be Accessible in the Consumer Electronics Ecosystem. We intend to make our holographic shows accessible on a broad array of devices. Through this accessibility, we believe that we enhance the value of our audience, as well as position ourselves for continued growth, as virtual and mobile delivery of content becomes universal.

Our Competitive Advantages

We believe that we differentiate ourselves from our competition and have been able to grow our business as a result of the following competitive strengths:

Realistic Holographic Productions. Our holographic productions bring live action events to many theaters at the same time in realistic three dimensional images without audience members having to wear special glasses. Our patented projection techniques create an intense, visceral experience: it truly feels as if the performer is really on stage. We work with top artists to perform via hologram, to give them far more reach than a traditional tour, without the costs of a live audience touring. Top artists can perform in one location and appear simultaneously in theaters all over the world. Audiences in multiple locations will be able to experience the same life-like entertainment while being able to share the experience with other audiences via social media. We expect such artists and our proprietary technology to draw millennial audiences back to theater viewing. We plan to enter into exclusive licensing agreements for our patented hologram technology with theaters and venues across North America, delivering entertainment shows and live events as holographic projections.

Extensive and Exclusive Content. We have amassed a library of content in which we hold exclusive worldwide distribution rights and have established exclusive relationships with key talent and content providers. Our extensive and exclusive content can be used in our holographic productions.

Distribution Rights. The strength of our proprietary content library, which was developed through our focus on estate rights acquisitions ( of living and late performers ), as well as production of original shows, has provided us with a library of specialty content for which we hold exclusive worldwide distribution rights. We believe rights to such distinctive content offerings would be difficult to acquire in today’s market. By obtaining these rights, we have created a barrier to entry for competitors into our content specialties giving us the potential to reach a worldwide audience with no additional licensing costs because we can offer this content to broadcast television, video on demand and streaming/ virtual reality 360 ° platforms. Substantially all our content library is available worldwide, with certain exceptions due to geographic or advertising restrictions that are contained in our content licenses.

Selected Risks Associated with Our Business

Despite our growth and expansion strategies and the competitive advantages we describe above, our business and prospects may be limited by a number of risks and uncertainties that we currently face, including:

●	We operate in an intensely competitive market for live entertainment and theater-based entertainment, against a number of large, well-known event production companies and movie theater chains.

●	We have a limited operating history and we cannot ensure the long-term successful operation of our business.

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We had net losses of $3,210,000 and $4,590,000 for the years ended December 31, 2016 and 2015, respectively, and $647,000 for the six months ended June 30, 2017, and we will have a net loss for the year ending December 31, 2017. There can be no assurance we will have significant levels of total revenue or net income in future periods.

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As part of our growth strategies following this Offering, we intend to acquire other businesses; however, there is no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets or successfully integrate the businesses of acquired companies to realize their full benefits.

●	Our business depends on the availability to us of Alkiviades (Alki) David, our Chairman and Chief Executive Officer, who has financed our operations to date, has knowledge regarding holographic entertainment and business contacts that would be extremely difficult to replace, and our business would be materially and adversely affected if his services were to become unavailable to us.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.07 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company , we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. Please see “Risk Factors,” page 20 (“We are an ‘emerging growth company’. . . .”).

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Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. This Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

Corporate Information

We were incorporated in the State of Delaware on November 6, 2017 to be the public holding company for our wholly-owned operating subsidiaries Hologram USA Inc., which holds the group’s rights to the hologram technology and the sale of the screen foil, Hologram USA Entertainment Inc., which holds the rights granted from the various estates of performers, and HUSA Development Inc., which performs the installation of the hologram platform and produces content derived from the estate rights. Our executive offices are located at 342 N. Canon Drive, Beverly Hills, California 90210 and our telephone number is (877) 733-1830. We maintain a corporate website at http://www.hologramusa.com.

We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

We own various U.S. federal trademark registrations and applications, and unregistered trademarks, including the registered mark “Hologram USA.” All other trademarks or trade names referred to in this Offering Circular are the property of their respective owners. Solely for convenience, the trademarks and trade names in this Offering Circular are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent possible under applicable law, their rights thereto.

Channels for Disclosure of Information

Investors and others should note that we use social media to communicate with all of our viewers and the public about our company, our services, new product developments and other matters. Any information that we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov, and may also be disseminated using our investor relations website, which can be found at http://www.hologramusa.com, and press releases. However, we encourage investors, the media and others interested in our company to also review our social media channels. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

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THE OFFERING

Issuer:	Hologram USA Networks Inc.

Securities offered:	Common Stock

Number of shares of Common Stock outstanding before this Offering:	38,750,000 shares

Number of shares of Common Stock to be outstanding after this Offering:	45,000,000 shares, if the maximum number of shares is sold.(1)

Price per share:	$8.00

Offering amount:	6,250,000 shares at $8.00 per share, or $50,000,000.

Proposed listing:

We intend to apply to list our shares of common stock on the Nasdaq Capital Market under the trading symbol “HOLO.” Our common stock will not commence trading on Nasdaq until all of the following conditions are met: (i) the Offering is completed; and (ii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A (“Form 8-A”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the completion of the Offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on Nasdaq, we may wait before terminating the Offering and commencing the trading of our common stock on Nasdaq in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our common stock and the commencement of exchange trading of our common stock on Nasdaq.

We currently believe that we will need to raise gross proceeds of at least $8,000,000 in this Offering to satisfy Nasdaq’s initial listing standards, among other financial and liquidity criteria.

If we fail to meet the minimum requirements for listing on Nasdaq, we will seek quotation of our common stock on the OTCQX marketplace operated by OTC Markets Group Inc. (the “OTCQX”) and would anticipate quotation on the OTCQX to begin following the completion of this Offering.

Use of proceeds:	If we sell all of the $50,000,000 worth of shares being offered, our net proceeds (after sales commissions and our estimated other Offering expenses) will be $45,000,000. We intend to use the net proceeds of this Offering, assuming the maximum number of shares is sold, approximately as follows: (i) $7,500,000 for establishing collaborative hologram theaters, (ii) $15,000,000 for producing original holographic content, (iii) $14,800,000 for spending on advertising to promote hologram shows, (iv) $2,500,000 for general marketing and promotion, (v) $2,500,000 for acquiring show merchandise, and (vi) $2,500,000 for working capital. If less than $50,000,000 worth of shares are sold, the use of the net proceeds will be proportionally reduced from the amounts set forth above, except that the amount to be allocated for general corporate purposes may be increased. The Offering does not require a minimum amount to be raised. See “Use of Proceeds” for more information.

Ownership after this Offering: Risk factors:

Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and our other executive officers, directors and director nominees will beneficially own 80.7% of our outstanding shares of common stock following this Offering (if the maximum number of shares is sold in this Offering).

Investing in our common stock involves a high degree of risk. See “Risk Factors” starting on page 12.

(1)

The number of shares of common stock to be outstanding after this Offering includes 468,750 shares of common stock issuable upon the automatic conversion of our convertible promissory note in the principal amount of $3,000,000 issued in August 2017, but excludes 3,875,000 shares to be reserved for future grants pursuant to the exercise of stock options and other equity awards under our proposed 2018 Incentive Compensation Plan, which we expect to adopt in connection with this Offering, and 312,500 shares (if the maximum number of shares is sold) of our common stock issuable upon the exercise of warrants we expect to issue to the Placement Agent in this Offering.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this Offering Circular, before purchasing our common stock. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to Our Company Business and Industry

We operate in a highly competitive market. If we do not compete effectively, our prospects, operating results and financial condition could be adversely affected.

We have operated in a highly competitive market since our inception. We face significant competition from numerous live entertainment and theater-based entertainment companies, all of which are substantially larger, have significantly greater technical and financial resources than we do and are better positioned to continue investment in competitive technologies. These companies also have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do.

In order to be successful in this market, we must meet many competitive challenges, including:

●	establishing and maintaining broad market acceptance of our services and converting that acceptance into direct and indirect sources of revenue;

●	establishing and maintaining adoption of our services on a wide variety of platforms and devices;

●	developing services and products that result in high degrees of customer satisfaction and high levels of customer attendance and retention;

●	successfully responding to competition, including competition from new and existing theatrical entertainment providers; and

●	identifying, attracting and retaining talented technical and creative services staff at reasonable market compensation rates in the markets in which we employ.

Existing and future competitors may introduce products and services in the same markets we serve or intend to serve, and competing products or services may have better performance, lower prices, better functionality and broader acceptance than our products. Our competitors may also add features to their products or services similar to features that presently differentiate our product and service offerings from theirs. This competition could result in increased sales and marketing expenses, thereby materially reducing our operating margins, and could harm our ability to increase, or cause us to lose, market share. Some of our competitors and potential competitors supply a wide variety of services and products to, and have well-established relationships with, our current and prospective customers.

We have a history of annual net losses which may continue and which may negatively impact our ability to compete and achieve our business strategies.

We have experienced significant net losses. For the six months ended June 30, 2017, we had a net loss of $647,000, for the years ended December 31, 2016 and 2015, we had net losses of $3,210,000 and $4,590,000, respectively. Our business strategies may be unsuccessful and no assurance can be given that we will ever have net income. Accordingly, our prospects must be considered in light of the competition, risks, expenses and difficulties frequently encountered by an emerging online media company. Our inability to effectively meet our competition could have an adverse effect on our prospects, operating results and financial condition.

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If we are not able to manage change and growth, our business could be adversely affected.

We are expanding our operations, scaling our hologram theaters to effectively and reliably handle anticipated audiences for our hologram entertainment events. As we expand, we are managing our business to address varied content offerings, consumer customs and practices, in particular those dealing with live entertainment experiences, as well as differing legal and regulatory environments. As we scale our theater business, we are also developing technology. If we are not able to manage the growing complexity of our business, including improving, refining or revising our systems and operational practices related to our holographic technology and presentation, our business may be adversely affected.

Our growth strategies depend, in part, on our acquiring entertainment content as well as complementary businesses and expanding those operations, which we may be unable to do.

Our growth and expansion strategies are based, in part, on our ability to establish holographic entertainment theaters as well as complementary businesses. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:

●	identify suitable hologram theater locations;

●	identify suitable businesses to buy;

●	complete the opening of theater locations on terms acceptable to us;

●	complete the purchase of entertainment content and businesses on terms acceptable to us;

●	complete theater openings and content acquisition(s) in the time frame and within the budget we expect; and

●	improve the results of operations of the content and businesses that we buy and successfully integrate those operations on an accretive basis.

There can be no assurance that we will be successful in any or all of the steps above. Our failure to successfully implement our acquisition strategy could have an adverse effect on other aspects of our business strategies and our business in general. We may not be able to find appropriate acquisition candidates, accretively acquire those candidates that we identify or integrate acquired businesses effectively and profitably.

We may require additional financing, which may not be available, as it historically has been, for the continued operation of our business.

The opening of new hologram theaters and the continued acquisition, management and distribution of holographic content that is the core of our business is very expensive and we may require additional funds to continue operations of our business once the net proceeds of this Offering have been used. In the past, we were able to rely on Alkiviades (Alki) David, our Chairman and Chief Executive Officer, to provide our company with financing for the opening and operating of hologram theaters and the acquisition of entertainment content and ongoing operations; however, in the future, regardless of his commitment under a letter of financial support, Mr. David may be unable to continue to provide our company with such financial assistance and we may not be able to access alternative sources of financing. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could seriously harm our business and operating results. If we incur debt, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations.

If our efforts to build a unique identity and improve audience satisfaction and loyalty are not successful, we may not be able to attract or retain audiences or users, and our operating results may be adversely affected.

We must continue to build and maintain a unique identity. We believe that a unique identity will be important in attracting and retaining theater audiences and users of our products who have a number of choices from which to obtain entertainment content. To build a unique identity we believe we must continue to offer content and service features that our audiences and users value and enjoy. We also believe that these must be coupled with effective consumer communications, such as marketing, customer service and public relations. If our efforts to promote and maintain our identity are not successful, our ability to attract and retain audiences or users may be adversely affected. Such a result may adversely affect our operating results.

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With respect to our expansion into new markets, we will also need to establish our identity and, to the extent we are not successful in doing so, our business in new markets may be adversely impacted.

Changes in our audience acquisition sources could adversely affect our marketing expenses and customer levels may be adversely affected.

We utilize a broad mix of marketing and public relations programs, including social media websites such as Facebook and Twitter, to promote our holographic entertainment to potential new audiences. We may limit or discontinue use or support of certain marketing sources or activities if advertising rates increase or if we become concerned that audiences or potential audiences deem certain marketing practices intrusive or damaging to our brand. If the available marketing channels are curtailed, our ability to attract new audiences may be adversely affected.

If companies that currently promote our company decide that we are negatively impacting their business, that they want to compete more directly with our company or enter a similar business or decide to exclusively support our competitors, we may no longer be given access to such marketing channels. If we are unable to maintain or replace our sources of new audiences with similarly effective sources, or if the cost of our existing sources increases, our audience size and marketing expenses may be adversely affected.

We face risks, such as unforeseen costs and potential liability, in connection with content we acquire, license or distribute through our service.

As a distributor of digital entertainment content, including digital video, we face potential liability for negligence, copyright, or trademark infringement or other claims based on the nature and content of materials that we acquire, license and/or distribute. We also may face potential liability for content used in promoting our service, including marketing materials and features on our website such as customer reviews. We are responsible for production costs and other expenses related to our original content. We also take on risks associated with this production, such as completion and key talent risk. To the extent we do not accurately anticipate costs or mitigate risks, or if we become liable for content we acquire, license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We cannot assure you that we are indemnified to cover claims or costs of these types and we may not have insurance coverage for these types of claims.

Any significant disruption in our computer systems or those of third parties that we utilize in our operations could result in a loss or degradation of service and could adversely impact our business.

Our reputation and ability to attract, retain and serve our audiences and users is dependent upon the reliable performance of our computer systems and those of third parties that we utilize in our operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm these systems. Interruptions in these systems, or to the internet in general, could make our service unavailable or impair our ability to deliver content to our customers. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our service to existing and potential audiences and users.

Our servers and those of third parties we use in our operations are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions and periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempt by hackers to disrupt our service or otherwise access our systems, if successful, could harm our business, be expensive to remedy and damage our reputation. We have implemented certain systems and processes to thwart hackers and, to date, hackers have not had a material impact on our service or systems. However, this is no assurance that hackers may not be successful in the future. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to implement and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of audiences and users and adversely affect our business and results of operation.

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We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party data centers. In addition, we utilize third-party internet-based or “cloud” computing services in connection with our business operations. We also utilize third-party content delivery networks to help us stream content in high volume to our audiences and users over the internet. Problems faced by us or our service providers, including technological or business-related disruptions, could adversely impact the experience of our audiences and users.

Our reputation and relationships with audiences and users would be harmed if our audiences or users’ data, particularly personally identifying data, were to be subject to a cyber-attack or otherwise accessed by unauthorized persons.

We may maintain personal data regarding our audiences and users, including their names and other information. With respect to personally identifying data, we may rely on licensed encryption and authentication technology to secure such information. We may also take measures to protect against unauthorized intrusion into our audiences and users’ data. Despite these measures, we could (though we have not to date) experience a cyber-attack or other unauthorized intrusion into our audiences and users’ data. Our security measures could also be breached due to employee error, malfeasance, system errors or vulnerabilities, or otherwise. In the event our security measures are breached, or if our services are subject to attacks that impair or deny the ability of audiences or users to access our products and services, current and potential audiences or users may become unwilling to provide us the information necessary for them to purchase theater tickets or become users of our products or may curtail or stop using our products and services. In addition, we could face legal claims for such a breach. The costs relating to any data breach could be material, and we currently do not carry insurance against the risk of a data breach. For these reasons, should an unauthorized intrusion into our audiences or users’ data occur, our business could be adversely affected. Changes to operating rules could increase our operating expenses and adversely affect our business and results of operations.

We rely on our proprietary technology to produce holographic content and to manage other aspects of our operations, and the failure of this technology to operate effectively could adversely affect our business.

We continually enhance or modify the technology used for our operations. We cannot be sure that any enhancements or other modifications we make to our operations will achieve the intended results or otherwise be of value to our audiences and users. Future enhancements and modifications to our technology could consume considerable resources. If we are unable to maintain and enhance our technology to provide holographic entertainment in a desirable and efficient manner, our ability to retain existing audiences and users and to add new audiences and users may be impaired. In addition, if our technology or that of third parties we utilize in our operations fails or otherwise operates improperly, our ability to retain existing audiences and users and to add new audiences and users may be impaired. Also, any harm to our audiences or users’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.

If our patents, trademarks, intellectual property and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely on and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as patent, trademark, copyright and trade secret protection laws, to protect our intellectual property and proprietary rights.

When necessary, we enforce our proprietary rights through court proceedings. We may file, from time to time, patent and trademark applications. Nevertheless, these applications may not be approved, third parties may challenge patents and trademarks issued to or held by us, third parties may knowingly or unknowingly infringe our intellectual property and other proprietary rights, and we may not be able to prevent infringement or misappropriation without substantial expense to us.

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We currently hold various domain names, including www.hologramusa.com. Failure to protect our domain names could adversely affect our reputation and make it more difficult for our customers to find our website and our service. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our intellectual property and other proprietary rights.

We may be subject to litigation which, if adversely determined, could cause us to incur substantial losses. In particular, intellectual property lawsuits against us could be costly and impose a significant burden on our management and employees. If such lawsuits result in judgments against us, our business, prospects and competitive position may be adversely affected.

From time to time, during the normal course of our businesses, we are subject to various litigation claims and legal disputes most significantly in the area of intellectual property (e.g., patents and trademarks). Our intellectual property rights extend to our technology, business processes and the content on our website. We use the intellectual property of third parties in marketing and providing our service through contractual and other rights. Despite our efforts, from time to time, third parties have alleged, and may in the future allege, that we have violated their intellectual property rights.

Although we have no pending legal proceedings, should any claim be brought against us, defending and prosecuting these claims is costly and can and may impose a significant burden on our management and employees. In addition, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurance that favorable final outcomes will be obtained. If we are unable to obtain an outcome which sufficiently protects our rights, successfully defends our use of intellectual property or allows us time to develop non-infringing technology and content or to otherwise alter our business practices on a timely basis in response to the claims against us, our business, prospects and competitive position may be adversely affected.

Some of these claims may not be covered under our insurance policies, or our insurance carriers may seek to deny coverage, and, as a result, we are, at times, required to incur significant unreimbursed legal fees in defending such claims. Because we cannot accurately predict the outcome of any action, as a result of current and/or future litigation, we could be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

We compete with other film delivery methods, including network, syndicated cable and satellite television and DVDs, as well as video-on-demand, pay-per-view services, video streaming and downloads via the internet. We also compete for the public’s leisure time and disposable income with other forms of entertainment, including sporting events, amusement parks, live music concerts, live theater and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theaters, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

We are subject to government regulation, which could entail significant cost.

We are subject to various federal, state and local laws, regulations and administrative practices affecting our business, and we must comply with provisions regulating health and sanitation standards, equal employment, environmental, and licensing for the sale of food and, in some theaters, alcoholic beverages. Our new theater openings could be delayed or prevented or our existing theaters could be impacted by difficulties or failures in our ability to obtain or maintain required approvals or licenses. Changes in existing laws or implementation of new laws, regulations and practices could have a significant impact on our business. A significant portion of our theater-level employees are part time workers who are paid at or near the applicable minimum wage in the theater’s jurisdiction. Increases in the minimum wage and implementation of reforms requiring the provision of additional benefits will increase our labor costs.

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We lease and operate facilities throughout the United States and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our theaters must comply with Title III of the Americans with Disabilities Act of 1990 (“ADA”). Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance, any of which could have a material adverse effect on our operations and financial condition.

If government regulations relating to theaters, the internet or other areas of our business change, we may need to alter the manner in which we conduct our business or incur greater operating expenses.

The adoption or modification of laws or regulations relating to entertainment theaters, the internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

We could be subject to economic, political, regulatory and other risks arising from international operations.

Although we do not expect to operate in international markets in the short-term (other than possibly in Canada), such operations require significant resources and management attention and will subject us to regulatory, economic and political risks that may be different from and incremental to those in the United States. In addition to the risks that we face in the United States, if we determine to set up operations in the United Kingdom, for example, these operations may involve risks that could adversely affect our business, including:

●	the need to adapt our content and user interfaces for specific cultural and language differences, including licensing a certain portion of our content library before we have developed a full appreciation for its performance within a given territory;

●	difficulties and costs associated with staffing and managing foreign operations;

●	management distraction;

●	political or social unrest and economic instability;

●	compliance with United States laws, such as the Foreign Corrupt Practices Act, export controls and economic sanctions, and local laws prohibiting corrupt payments to government officials;

●	unexpected changes in regulatory requirements;

●	less favorable foreign intellectual property laws;

●	adverse tax consequences such as those related to repatriation of cash from foreign jurisdictions into the United States, non-income related taxes such as value-added tax or other indirect taxes, changes in tax laws or their interpretations, or the application of judgment in determining our global provision for income taxes and other tax liabilities given inter-company transactions and calculations where the ultimate tax determination is uncertain;

●	fluctuations in currency exchange rates, which could impact revenues and expenses of our international operations and expose us to foreign currency exchange rate risk;

●	profit repatriation and other restrictions on the transfer of funds;

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●	differing payment processing systems as well as consumer use and acceptance of electronic payment methods, such as payment cards;

●	new and different sources of competition;

●	different and more stringent user protection, data protection, privacy and other laws; and

●	availability of reliable broadband connectivity and wide area networks in targeted areas for expansion.

Our failure to manage any of these risks successfully could harm our international operations and our overall business, and results of our operations.

Our business is subject to reporting requirements that continue to evolve and change, which could continue to require significant compliance effort and resources.

Because our common stock will be publicly traded, we will be subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board (PCAOB), the SEC and the Nasdaq Capital Market (assuming our common stock has been approved for listing), periodically issue new requirements and regulations and legislative bodies also review and revise applicable laws. As interpretation and implementation of these laws and rules and promulgation of new regulations continues, we will continue to be required to commit significant financial and managerial resources and incur additional expenses to address such laws, rules and regulations, which could in turn reduce our financial flexibility and create distractions for management. Any of these events, in combination or individually, could disrupt our business and adversely affect our business, financial condition, results of operations and cash flows.

The loss of the services of Alkiviades (Alki) David for any reason would materially and adversely affect our business operations and prospects.

Our financial success is dependent to a significant degree upon the efforts of Alkiviades (Alki) David, our Chairman and Chief Executive Officer. Mr. David, who has financed our operations to date, has knowledge regarding holographic entertainment and business contacts that would be extremely difficult to replace. We have not entered into an employment arrangements with Mr. David, and there can be no assurance that Mr. David will continue to provide services to us. It is expected that Mr. David will devote a significant amount of his working time to our company (not less than an average of 35 hours per week) and that the balance of Mr. David’s working time may be devoted to other business and investment activities. A voluntary or involuntary departure by Mr. David could have a materially adverse effect on our business operations if we were not able to attract a qualified replacement for him in a timely manner. We plan to obtain a $10 million key-man life insurance policy for our benefit on the life of Mr. David.

There may be potential conflicts of interest involving the time spent by our Chairman and Chief Executive Officer as between our company and other companies he controls.

Alkiviades (Alki) David, our Chairman and Chief Executive Officer, also serves as a director and officer of several other companies that he controls including Anakando Ltd. and FOTV Media Networks Inc. and devotes a portion of his business and professional time and efforts to the respective businesses of those companies. While we believe that our business, technologies and strategic objectives are distinguishable from those other companies he controls, and which we do not compete with, Mr. David may have potential conflicts of interest with respect to, among other things, potential corporate opportunities, business combinations, joint ventures and/or other business opportunities that may become available to him, us, Anakando, FOTV Media Networks and the other companies he controls. Moreover, while Mr. David has agreed to devote not less than an average of 35 hours per week of his business and professional time and efforts to us, potential conflicts of interest also include the amount of time and efforts devoted by him to the affairs of Anakando, FOTV Media Networks and other companies he controls. We may be materially affected if Mr. David chooses to place the interests of Anakando, FOTV Media Networks and other companies he controls before those of our company. Our Board of Directors has adopted a policy whereby any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) must be approved solely by a majority of the disinterested independent directors serving on the Board. Mr. David also owes fiduciary duties of care and loyalty to us under Delaware law. However, the failure of our management to resolve any conflicts of interest in our favor could materially adversely affect our business, financial condition and results of operation.

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We may not be able to attract and retain the highly skilled employees we need to support our planned growth, and our compensation expenses may increase.

To execute on our strategies, we must continue to attract and retain highly qualified personnel. Competition for these personnel is intense, especially for senior sales executives and engineers with high levels of experience in designing and developing holographic entertainment technology. We may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we do. Technical personnel are also aggressively recruited by other startup and emerging growth companies, which are especially active in many of the technical areas and geographic regions in which we operate. In addition, in making employment decisions, particularly in the high-technology industry, job candidates often consider the value of the stock-based compensation they are to receive in connection with their employment. Declines in the value of our common stock could adversely affect our ability to attract or retain key employees and result in increased employee compensation expenses.

We may face quarterly and seasonal fluctuations that could harm our business.

Our revenues and results of operations have fluctuated in the past, and will likely continue to fluctuate, on a quarterly basis. Such fluctuations are the result of a seasonal pattern that reflects variations in customer theater attendance. Our audience attendance is generally greatest during the summer months and slowest in the winter.

Changes in accounting principles or guidance, or in their interpretations, could result in unfavorable accounting charges or effects, including changes to our previously filed consolidated financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant negative effect on our reported results and retroactively affect previously reported results, which, in turn, could cause our stock price to decline.

We will incur increased costs as a result of being a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq Capital Market listing requirements and other applicable securities rules and regulations impose various requirements on public companies. Our management and administrative staff will need to devote a substantial amount of time to compliance with these requirements. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures and bear all of the internal and external costs of preparing periodic and current public reports in compliance with our obligations under the securities laws. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention away from product development activities. If for any reason our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

In connection with this Offering, we intend to obtain directors’ and officers’ liability insurance coverage, which will increase our insurance cost. In the future, it may be more expensive for us to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our audit committee and compensation committee.

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In addition, in order to comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is accumulated and communicated to our principal executive and financial officers. Any failure to develop or maintain effective controls could adversely affect the results of our periodic management evaluations. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate consolidated financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, and we may not be able to remain listed on the Nasdaq Capital Market.

We are not currently required to comply with the SEC’s rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report. This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a costly and challenging process to document and evaluate our internal control over financial reporting. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting. We will also need to continue to improve our control processes as appropriate, validate through testing that our controls are functioning as documented and implement a continuous reporting and improvement process for our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our consolidated financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a company with less than $1.07 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

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●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our consolidated financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this Offering.

If we fail to forecast our revenue accurately due to lengthy sales cycles, or if we fail to match our expenditures with corresponding revenue, our operating results could be adversely affected.

We have a very limited history upon which to base forecasts of future revenue. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as anticipated. As a result, our operating results in future reporting periods may be significantly below the expectations of the public market, equity research analysts or investors, which could harm the price of our common stock.

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Risks Related to this Offering and Ownership of Our Common Stock

Since our common stock has not been publicly traded before this Offering, the price of our common stock may be subject to wide fluctuations.

Before this Offering, there was no public market for our common stock. Even though we have applied to list our shares for trading on the Nasdaq Capital Market, we cannot be certain that our common stock will be so listed. Even if our common stock is listed on the Nasdaq Capital Market, an active trading market for our common stock may not develop following this Offering. You may not be able to sell your shares quickly or at the current market price if trading in our stock is not active. You may lose all or a part of your investment. The initial public offering price of our shares was arbitrarily determined based on negotiations between us and the Placement Agent. The market price of our common stock after this Offering will likely vary from the initial offering price and is likely to be highly volatile and subject to wide fluctuations in response to a variety of factors and risks, many of which are beyond our control. See “Plan of Distribution.” In addition to the risks noted elsewhere in this Offering Circular, some of the other factors affecting our stock price may include:

●	variations in our operating results;

●	the level and quality of securities analysts’ coverage for our common stock;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	announcements by third parties of significant claims or proceedings against us; and

●	future sales of our common stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company. Regardless of its outcome, this type of litigation could result in substantial costs to us and a diversion of our management’s attention. You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

The concentration of our common stock ownership by our Chairman and Chief Executive Officer and our other directors, director nominees and executive officers will limit your ability to influence corporate matters.

Following this Offering, Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and our other directors, director nominees and executive officers will beneficially own and will be able to vote in the aggregate 80.7% of our outstanding shares of common stock (if the maximum number of shares is sold in this Offering ) .

As such, Mr. David and our other directors, director nominees and executive officers, as stockholders, will continue to have the ability to exert significant influence over all corporate activities, including the election or removal of directors and the outcome of tender offers, mergers, proxy contests or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for their shares of common stock. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. In addition, such concentrated control could discourage others from initiating changes of control. In such cases, the perception of our prospects in the market may be adversely affected and the market price of our common stock may decline.

This Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

The Offering is on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

We will have broad discretion over how we use the proceeds of this Offering, and we may use them for corporate purposes that do not immediately enhance our profitability or market share.

Our management will have considerable discretion in the application of the net proceeds of this Offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We may use the net proceeds from this Offering for corporate purposes that do not immediately enhance our profitability or increase our market value.

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You will experience immediate and substantial dilution in the value of the shares of common stock you purchase.

The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this Offering will experience immediate and substantial dilution on a book value basis. The dilution per share in the net tangible book value per share of common stock will be $7.09 per share based on an assumed $8.00 initial public offering price. If stock options and warrants to purchase shares of common stock are exercised in the future, there would be further dilution. See “Dilution.”

There may be substantial sales of our common stock after the expiration of lock-up periods, which could cause our stock price to fall.

After this Offering, 45,000,000 shares of our common stock will be outstanding. All of the shares of our common stock sold in this Offering will be freely tradable, except for shares purchased by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes executive officers, directors and 10% stockholders. Of the 45,000,000 shares of our common stock to be outstanding at the closing of this Offering, 38,750,000 shares will be locked-up as a result of agreements that existing stockholders have signed restricting their ability to transfer our stock for six months after the date of this Offering Circular. In addition, the potential future exercise of stock options to purchase our common stock could result in our issuing a significant number of additional shares of common stock. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

We may not be able to satisfy the listing requirements of Nasdaq to maintain a listing for our common stock.

If our common stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq listing requirements, our common stock may be delisted. If we fail to meet any of Nasdaq’s listing standards, our common stock may be delisted. Additionally, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In order to list, we will be required to, among other things, file with the SEC a post-qualification amendment to the Offering Statement, and then file an Form 8-A in order to register our shares of common stock under the Exchange Act. The post-qualification amendment of the Offering Statement is subject to review by the SEC, and there is no guarantee that such amendment will be qualified promptly after filing. Any delay in the qualification of the post-qualification amendment may cause a delay in the initial trading of our common stock on Nasdaq. For all of the foregoing reasons, you may experience a delay between the closing of your purchase of shares of our common stock and the commencement of exchange trading of our common stock. Additionally, the delisting of our common stock could significantly impair our ability to raise capital.

If we fail to meet the minimum requirements for listing on Nasdaq, we will seek to have our common stock quoted on the OTCQX marketplace. The OTCQX is not a stock exchange, and if our common stock trades on the OTCQX rather than Nasdaq, there may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our common stock, which may lead to lower trading prices for our common stock.

Upon the initial closing of this Offering, we expect to elect to become a public reporting company under the Exchange Act, and thereafter publicly report on an ongoing basis as an “emerging growth company” under the reporting rules set forth under the Exchange Act. If we elect not to do so, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

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Upon the initial closing of this Offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for emerging growth companies under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. If we elect not to become a public reporting company our common stock will not be permitted to trade on a national securities exchange such as Nasdaq. Instead, we intend in this case to have our common stock quoted on OTCQX.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our common stock could be negatively affected.

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Because we do not intend to pay dividends on our common stock, you must rely on stock appreciation for any return on your investment.

We presently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. As a result, you must rely on stock appreciation and a liquid trading market for any return on your investment. If an active and liquid trading market does not develop, you may be unable to sell your shares of common stock at or above the initial public offering price or at the time you would like to sell.

The protection provided by the federal securities laws relating to forward-looking statements does not apply to us. The lack of this protection could harm us in the event of an adverse outcome in a legal proceeding relating to forward-looking statements made by us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national securities exchange. Our common stock currently does not trade on any recognized national securities exchange. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. The lack of this protection in a contested proceeding could harm our financial condition.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals.

Delaware law also could make it more difficult for a third party to acquire us. Specifically, provisions of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	our dependence upon external sources for the financing of our operations;

●	our ability to effectively execute our growth and expansion strategies;

●	changes in the live entertainment market;

●	our limited operating history;

●	the valuation of assets reflected on our financial statements;

●	our reliance on continued access to financing;

●	our reliance on information provided and obtained by third parties;

●	federal, state, and foreign regulatory matters;

●	additional expenses, not reflected in our operating history, related to being a public reporting company;

●	competition, not only in the live entertainment market, but also for traditional movie theaters and digital entertainment generally; and

●	covenants contained in our license agreements.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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USE OF PROCEEDS

If we sell shares for aggregate gross proceeds of $50,000,000, our net proceeds (after sales commissions of $3,750,000 and our estimated other Offering expenses of $1,450,000) will be $44,800,000. We intend to use these net proceeds as follows:

●	Establishing collaborative hologram theaters;

●	Producing original holographic content;

●	Spending on advertising to promote hologram shows;

●	General marketing and promotion;

●	Acquiring show merchandise; and

●	Working capital and general corporate purposes.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares (based on an offering amount of $50,000,000).

Assumed Percentage of Shares Sold	100%	75%	50%	25%
Price to public	$50,000,000	$37,500,000	$25,000,000	$12,500,000
Sales commissions	3,750,000	2,812,500	1,875,000	937,000
Other offering expenses	1,450,000	1,200,000	950,000	700,000
Net proceeds	$44,800,000	$33,487,500	$22,175,000	$10,063,000

Establishing collaborative hologram theaters	$7,500,000	$5,625,000	$3,750,000	$1,875,000
Producing original holographic content	15,000,000	11,250,000	7,500,000	3,250,000
Spending on advertising to promote hologram shows	14,800,000	10,487,000	6,925,000	2,188,000
General marketing and promotion	2,500,000	1,875,000	1,250,000	625,000
Acquiring show merchandise	2,500,000	1,875,000	1,250,000	625,000
Working capital and general corporate purposes	2,500,000	2,375,500	1,500,000	1,500,000
Total use of proceeds	$44,800,000	$33,487,500	$22,175,000	$10,063,000

One of our core growth and expansion strategies is to establish hologram theaters in prominent locations from which we receive revenues from ticket and merchandise sales to audiences attending our holographic productions, and we will seek to have consumer brands purchase exclusive title rights to our hologram shows , logo insertions and signage. See “Business – Our Growth and Expansion Strategies – Expand our Holographic Entertainment Offerings.”

Establishing collaborative hologram theater relationships includes the cost to finance installation of technologies for projecting audio and video hologram experiences. Costs for the hardware involved is mostly attributed to preferred professional audio/video brands. Additional costs may include refitting infrastructure such as seating, concessions and vending machines.

The funds for the production of original holographic content relates to the cost of creating hologram experiences that are diverse in production nature from our premium “resurrection shows,” which can cost millions of dollars, to our regular hour-long shows, which can cost tens of thousands of dollars, to produce. We also expect to use funds to secure agreements with various record labels and music studios in order to roll-out our “Make Your Own Hologram Experience” concept.

Spending on advertising to promote our hologram shows to audiences includes media purchases in various geographical markets.

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General brand marketing and promotional expenditures will be used to increase brand awareness and corporate awareness of our business model. This expenditure will include new sales and marketing personnel.

Merchandise production costs will be used to create the merchandise for our different shows and experiences to sell in our onsite concession stands and gift stores. This merchandise would include, for example, box sets, t-shirts and replica memorabilia.

Funds for working capital and general corporate purposes include amounts required to pay officers’ salaries, consulting fees, professional fees, ongoing public reporting costs, computer equipment costs, data streaming transmission costs, office-related expenses and other corporate expenses.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

Pending use of the proceeds of this Offering, we will invest the net proceeds of this Offering in short-term, investment grade, interest-bearing instruments. We currently anticipate that the net proceeds of this Offering, assuming the maximum offering amount is raised, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least 18 months following the closing of this Offering.

In the event we do not sell all of the shares, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted with respect to their percentage ownership in our company. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2017:

●	on an actual basis; and

●	on a pro forma basis, as adjusted to give effect to (a) the sale in this Offering of the maximum number of shares, at the price to the public of $8.00 per share, resulting in net proceeds to us of $44,800,000 (after deducting sales commissions of $3,750,000 and our estimated other Offering expenses of $1,450,000), and (b) the automatic conversion of our convertible promissory note in the principal amount of $3,000,000 issued in August 2017 into 468,750 shares of our common stock (representing net proceeds of $3,000,000), upon the initial closing of this Offering.

	Actual	Assuming Maximum Offering Amount
	(unaudited)	(unaudited)
Cash and cash equivalents	$51,000	$44,851,000

Stockholders’ (deficit) equity:
Common stock	$38,000	$45,000
Additional paid-in capital	8,416,000	56,197,000
Accumulated deficit	(11,472,000)	(11,472,000)
Total stockholders’ (deficit) equity	$(3,030,000)	$44,770,000

Total capitalization	$(3,030,000)	$44,770,000

You should read this table together with our financial statements as of and for the years ended December 31, 2016 and 2015 and our unaudited financial statements as of and for the six months ended June 30, 2017 and 2016, and the related notes thereto, included elsewhere in this Offering Circular. Our use of proceeds from this Offering is discussed under “Use of Proceeds.”

The table above excludes 3,875,000 shares to be reserved for future grants pursuant to the exercise of stock options and other equity awards under our proposed 2018 Incentive Compensation Plan, which we expect to adopt in connection with this Offering, and 312,500 shares (if the maximum number of shares is sold) of our common stock issuable upon the exercise of warrants we expect to issue to the Placement Agent in this Offering. To the extent stock options or other equity awards made under such plan or warrants issued to the Placement Agent result in the issuance of additional shares of our common stock, there will be further dilution to our investors in the Offering.

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DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of common stock sold in the Offering exceeds the pro forma net tangible book value per share of common stock after the Offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

The pro forma net tangible book value of our common stock as of June 30, 2017 was approximately $44,770,000, or $0.99 per share.

After giving the effect to the sale of 6,250,000 shares of our common stock in the Offering at the price to the public of $8.00 per share and the automatic conversion of our convertible promissory note in the principal amount of $3,000,000 issued in August 2017 into 468,750 shares of our common stock, and after deducting the sales commissions and our estimated offering expenses, the pro forma net tangible book value would be approximately $44,770,000, or $0.99 per share. This represents an immediate increase in net tangible book value of $0.91 per share to existing stockholders and an immediate dilution of $7.09 per share to new investors purchasing shares of common stock in the Offering. The following table illustrates this substantial and immediate per share dilution to new investors.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share of common stock		$8.00
Pro forma net tangible book value per share before giving effect to the Offering	$(0.08)
Increase in net tangible book value per share attributable to the sale of common stock in the Offering (1)	0.99
Pro forma net tangible book value per share after giving effect to the Offering		(0.91)
Dilution in net tangible book value per share to new investors (2)		$7.09

___________

(1) After deducting the sales commissions and estimated expenses payable by us in the Offering.

(2) Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to the offerings from the initial public offering price per share paid by a new investor.

The following table sets forth, assuming the sale of 6,250,000 shares of our common stock offered for sale in this Offering and the automatic conversion of our convertible promissory note into 468,750 shares of our common stock, as of June 30, 2017, the total number of shares previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share. As the table shows, new investors purchasing shares of common stock may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing stockholders.

	Number of	Purchased	Total	Consideration
	Shares	Percent	Amount	Percent

Existing stockholders	38,750,000	86.1%	$11,442,000	18.6%
New investors	6,250,000	13.9%	50,000,000	81.4
Total	45,000,000	100.00%	$61,442,000	100.00%

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PLAN OF DISTRIBUTION

Placement Agreement with Placement Agent

We have entered into a Broker-Dealer Services and Placement Agreement with the Placement Agent (the “Placement Agreement”). The term of the Placement Agreement began on October 3, 2017 and will continue through the completion or cancellation of the Offering unless terminated by either party (i) without cause by giving ten days’ written notice to the other at any time or (ii) for cause immediately by giving written notice to the other at any time, subject to a cure period which may be granted by the non-breaching party of not less than five business days.

Sales Commissions. We have agreed in the Placement Agreement to pay to the Placement Agent a sales commission equal to (i) 7.5% of the gross proceeds received by us in the Offering from investors originated and sourced through the Placement Agent’s direct marketing efforts and (ii) 5.0% of the gross proceeds received by us in the Offering from investors originated and sourced through our direct marketing efforts. Commissions received by the Placement Agent may be allocated by the Placement Agent to selected dealers participating in the Offering.

Offering Expenses. We have agreed in the Placement Agreement to pay, or reimburse if paid by the Placement Agent, all costs and expenses incident to the performance of our obligations under the Placement Agreement, including (i) a non-accountable expense allowance equal to 2.0% of the gross proceeds received by us in the Offering and (ii) any filings required to be made by the Placement Agent with the Financial Industry Regulatory Authority (FINRA), and the fees, disbursements and other charges of Placement Agent counsel in connection therewith, up to a maximum amount of $20,000. The offering expenses described in clause (ii) above are payable by us whether or not the transactions contemplated by the Placement Agreement are consummated or the Placement Agreement is terminated.

Placement Agent’s Warrants

Upon each closing of this Offering, we have agreed to issue warrants (the “Placement Agent’s Warrants”) to the Placement Agent to purchase a number of shares of the common stock equal to 5.0% of the total shares of the common stock sold in such closing. The Placement Agent’s Warrants are exercisable from the date of the applicable closing through the close of business on the five-year anniversary of such closing. The Placement Agent’s Warrants are not redeemable by us. The exercise price for the Placement Agent’s Warrants will be the amount that is 100% of the public offering price. The Placement Agent’s Warrants may be exercised on a cashless exercise basis.

The Placement Agent’s Warrants and the common stock underlying the Placement Agent’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Placement Agent, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge or hypothecate the Placement Agent’s Warrants or the common stock underlying the Placement Agent’s Warrants, nor will the Placement Agent or permitted assignees engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Placement Agent’s Warrants or the underlying shares for a period of 180 days from the applicable closing, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any selected dealer participating in the Offering and their officers or partners if the Placement Agent’s Warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Placement Agent’s Warrants will provide for adjustment in the number and price of the Placement Agent’s Warrants and the shares underlying such Placement Agent’s Warrants in the event of a recapitalization, merger, stock split or other structural transaction, or a future financing by us at a price below the exercise price.

Lock-Up Agreements

We and our officers, directors and more than 5% holders of our common stock as of the qualification of the Offering Statement have agreed, or will agree, with the Placement Agent, subject to certain exceptions, that, without the prior written consent of the Placement Agent, we and they will not, directly or indirectly, during the period ending six months after the date of the final closing of the Offering:

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●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the common stock or any securities convertible into or exchangeable or exercisable for the common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

●	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of the common stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of stock options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Exchange Listing

We intend to apply to list our shares of common stock on the Nasdaq Capital Market under the trading symbol “HOLO.” In order to meet one of the requirements for listing our common stock on Nasdaq, the Placement Agent intends to sell lots of 100 or more shares to a minimum of 300 beneficial holders. Our common stock will not commence trading on Nasdaq until each of the following conditions are met: (i) the Offering is terminated; and (ii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A; and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the completion of the Offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on Nasdaq, we may wait before terminating the Offering and commencing the trading of our common stock on Nasdaq in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our common stock and the commencement of exchange trading of our common stock on Nasdaq.

If we fail to meet the minimum requirements for listing on Nasdaq, we will seek quotation of our common stock on the OTCQX marketplace and would anticipate quotation on the OTCQX to begin following the completion of this Offering.

Pricing of the Offering

Prior to the Offering, there has been no public market for our common stock. The initial public offering price was determined by negotiation between us and the Placement Agent. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this Offering Circular and otherwise available to the Placement Agent;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by the Placement Agent and us.

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Indemnification and Control

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Placement Agent and its affiliates and controlling persons may be required to make in respect of these liabilities.

The Placement Agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Placement Agent

In the ordinary course of their various business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under “How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2 Regulation A offering, most investors in the case of trading on an over-the-counter market must comply with the 10% limitation on investment in the Offering. The only investor s in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 (a) of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below under “How to calculate your net worth”);

(iii) You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

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(v) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii) You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on or after the date that the Offering is qualified by the SEC and will terminate on the Termination Date.

Procedures for Subscribing

United States investors who participate in this Offering other than through an online brokerage account, including through selected dealers, will be required to deposit their funds in an escrow account held at City National Bank; any such funds that City National Bank receives will be held in escrow until the applicable closing of the Offering or such other time as mutually agreed between us and the Placement Agent, and then used to complete securities purchases, or returned if this Offering fails to close.

Non-U.S. investors may participate in this Offering by depositing their funds in the escrow account held at City National Bank; any such funds that City National Bank receives will be held in escrow until the applicable closing of the Offering or such other time as mutually agreed between us and the Placement Agent, and then used to complete securities purchases, or returned if this Offering fails to close.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement (form of which is attached to the Offering Statement as Exhibit 4.1) and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, if our common stock will not trade on a national securities exchange, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). If our common stock will not trade on a national securities exchange, a non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth. For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares.

In order to purchase the shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that the investor is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

We intend to post this Offering Circular on our hologramusa.com website for lead generation and informational purposes. We will not accept subscriptions or funds to purchase shares in this Offering through our website. We will not receive commissions for any sales.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular.

Overview

We are an experienced holographic next-generation production company that integrates hologram, virtual reality, 360 ° video and streaming video to provide distinctive and original entertainment experiences to a diverse, young and socially-conscious global audience. We own our unique patent-protected hologram projection technology and hold exclusive rights to commercially exploit holographic images and performances of an array of famous entertainers. We produce live, life-size hologram shows, display hologram programs in our hologram theaters and license our technology and content to theaters and venues across North America. In November 2017, in collaboration with a subsidiary of FOTV Media Networks, a related company, we opened a hologram theater in Los Angeles, California on Hollywood Boulevard’s “Walk of Fame,” which included a never before seen feature length hologram performance.

We hold the exclusive global hologram projection distribution rights for all media for original holographic shows in which the holograms of Bing Crosby, Billie Holiday and Jackie Wilson and comedians such as Bernie Mac, Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” Our hologram technology has been used by major global brands, political campaigns and a network of theme parks to enhance audience engagement worldwide. We have collaborated with Universal Music Group to project current living and late artists in hologram performances for stage and television. We also intend to produce holographic shows of live boxing, live mixed martial arts cage fights, live comedians in partnership with comedy clubs and live music concerts with Universal Music and Universal Music Latin America.

Since our inception, we have been an innovator in holographic entertainment. In September 2016, we won two Internet Marketing Association IMPACT Awards for Innovator of the Year and Best New Marketing Platform in recognition of our work with patented holographic projection technology. Our significant experience and unwavering commitment to this space has resulted in the creation of a sophisticated back-end system to support our technology. This technology includes proprietary holographic production and display systems.

We intend to monetize our hologram technology through the production of live and recorded holographic performance and events, sales of concessions and merchandise related to our holographic performances, and distribution of holographic content to media networks and websites administered by companies controlled by Alki David. With the net proceeds of this Offering, we plan to further expand our holographic entertainment events and content offerings to become the leading holographic entertainment company.

One of our core strategies is to establish hologram theaters by partnering with existing theater owners by integrating our patented technology, exclusive hologram shows and holographic experiences in prominent locations throughout the United States and Canada. We receive revenues from ticket and merchandise sales to audiences attending our holographic productions, and we seek to have consumer brands purchase exclusive title rights to our hologram shows , logo insertions and signage. Our goal is to roll - out up to 150 hologram theaters within existing cineplexes or as standalone theaters over the next five years.

We intend to grow both organically and through acquisitions. We seek to acquire and operate companies that could augment or complement our current offerings through the addition of content licensing and pay-per-view arrangements, content distribution agreements, platform white label service arrangements and production services. We currently have no commitments or agreements with respect to any such acquisitions nor do we expect to allocate any funds from this Offering for acquisitions. There can be no assurance that we will complete any acquisitions in the future or be able to raise additional financing to enable us to do so.

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Revenue Model

We intend to monetize our hologram productions by creating original holograms that can be used by us for theatrical productions and by our customers for new product launches or corporate/brand imagery at consumer events, press events, conferences, conventions and other corporate events. The holographic images can also be sold to customers, so that they can be re-used in perpetuity. We also plan to use and repurpose holographic content as branded content in commercials and promotions and as content for our virtual reality applications. As of September 2017, we have begun establishing hologram theaters in prominent locations from which we receive revenues from ticket and merchandise sales to audiences attending our holographic productions . Although we have not recognized any significant revenue from consumer brand integration into our hologram shows, we seek to include branded logos and products and on-stage vocal mentions of the names of advertisers who can purchase exclusive rights to the hologram shows, to insertions within the shows or to signage around the theater. Currently, our theater network will include theaters located in Hollywood, California, the National Comedy Center in Jamestown, New York, the Regal Avalon in Chicago, Illinois, and the Fox Theater in Foxwoods, Connecticut.

We believe we can retrofit a theater within six weeks to install our hologram technology, at a cost of $200,000 to $400,000, for which we may provide financing to our theater partners. We can install hologram technology into a ready pre-specification theater within approximately 48 hours. The so-called spec period can take up to four to six weeks pending the availability of all parties to measure the space, develop the buildout and obtain approval from all governmental entities pursuant to local zoning and other ordinances. However, the actual installation takes approximately 48 hours with almost 95% of the work completed within the first 24 hours. For example, during the past five years, we installed the Ghostbuster Hollywood Blvd. Red Carpet Event in front of the Chinese Theater within 24 hours, Superhero Lab Sci-Fi TV Channel Studio within 24 hours, Comex Convention within 24 hours, Tupac Shakur Coachella Palm Springs Music festival within 24 hours, Fast & Furious Supercharged Universal Studios Hollywood tram tour within 48 hours, Mariah Carey T-Mobile Hologram Multi-location Concert within 72 hours, LIVE Julian Assange Telepresence Nantucket Project within 24 hours, Jimmy Kimmel LIVE Country Music Awards within 24 hours and Jack Black LIVE Hologram Teleportation from Los Angeles to Madrid within 24 hours.

We believe each hologram theater could show up to eight performances per day. We would expect our theaters to be open 335 days per year with attendance of at least 15% of capacity and a ticket price of $20 to $40 per person per show. Further revenue would be generated from concessions and merchandise sales at our theaters and from brand advertising and brand integration in our holographic content. Ticket and merchandising revenues would be split equally with theater owners. We also intend to partner with record labels, music studios and iconic estates to create three-minute karaoke-like hologram experiences called “Make Your Own Hologram Experience ,” in which our audience members can perform alongside living and late artists. We have allocated a portion of the net proceeds of this Offering to secure agreements, which we do not currently have in place but are in discussions with various record labels and music studios, in order to roll-out this project. The recorded hologram experience will be sold through our Hologram USA gift store , which expects to charge $60 to $300 for the item that can be viewed on any computer or with our virtual reality headsets. Currently, our only Hologram USA gift store is located in our flagship hologram theater on Hollywood Boulevard’s “Walk of Fame.” As we expand to other theaters, we expect to replicate our Hologram USA gift store concept.

The distribution of our holographic content to media networks and websites administered by companies controlled by Alki David, such as FilmOn.TV and FilmOn.com, properties of FOTV Media Networks , can be another source of revenue for our company as we would benefit by receiving a percentage of advertising sales in conjunction with persons viewing our content . Our hologram shows can be formatted for viewing on virtual reality device s , streaming video and television. In addition, we may license our patented hologram technologies and content creation skills to third parties to create their own custom holographic content , though we have no significant licenses at this time .

Matters that May or Are Currently Affecting Our Business

The primary challenges and trends that could affect or are affecting our financial results include:

●	Our ability to identify, contract with, install equipment and operate a large number of hologram theaters and attract paying audiences to them;

●	Our need to hire additional employees in order to operate the large number of theaters we intend to open;.

●

Our ability to obtain additional financing for the projected costs associated with the acquisition, management and distribution of new theaters and holographic content , and the personnel involved , if and when needed;

●	Our ability to attract competent, skilled technical and sales personnel for our operations at acceptable prices to manage our overhead; and

●	Our ability to control our operating expenses as we expand our organization and entertainment offerings.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined.

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We believe that, of the significant accounting policies discussed in Note 2 of Notes to consolidated Financial Statements, the following accounting policies require our most difficult, subjective or complex judgments in the preparation of our consolidated financial statements.

Results of Operations

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

The following table sets forth the comparisons for the results of our operations for the six months ended June 30, 2017 and 2016 (in thousands):

	2017	2016
Revenues, net	$706	$575
Cost of revenues	572	353
Gross profit	134	222

Gross profit margin	19%	39%

Depreciation and amortization	145	193
Legal fees	188	1,518
General and administrative expenses	448	977
Operating expenses	718	2,688

Loss from operations	(647)	(2,466)
Other income	-	455
Loss before provision for income taxes	$(647)	$(2,011)

Revenues, net

Our revenues for the six months ended June 30, 2017 and 2016 were comprised of the rental and installation of our proprietary hologram projection technology for third parties to display their own holographic shows, pre-recorded or live, or for us to create their hologram shows, and license agreements with third parties for the use of our proprietary hologram projection technology with the sale of our patented hologram projection foil technology.

For the six months ended June 30, 2017, our revenue of approximately $706,000 was derived from the following revenue streams: (i) we had two agreements for the installation and rental of our proprietary hologram projection technology with the development of holographic production for a total of $415,000, (ii) we had one project for the development of a holographic production for approximately $225,000, and (iii) we recognized $50,000 of revenue from two individual five-year license agreements.

For the six months ended June 30, 2016, our revenue of approximately $575,000 was derived from the following revenue streams: (i) we had three agreements for the installation and rental of our proprietary hologram projection technology for a total of $141,000, (ii) we had two agreements for the rental of our proprietary hologram projection technology with the production of the holographic shows for an aggregate of $385,000, (iii) we recognized $25,000 of revenue from one five-year license agreements, and (iv) miscellaneous revenue of approximately $22,000.

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Cost of revenues and Gross profit/margin

Our gross profit was approximately $134,000 for the six months ended June 30, 2017, down from approximately $222,000 for the six months ended June 30, 2016, representing a decrease of approximately 40%. The fluctuation of our gross profit was a result of the unique aspects of the engineering and required labor for each of our revenue generating contracts. Our cost of revenue was comprised of (i) the cost to purchase our hologram projection foil screen, (ii) the costs of engineering related tasks and (iii) the costs of labor and other miscellaneous expenses for the production of holographic programs and the installation of holographic equipment.

Depreciation and amortization

Depreciation and amortization expense relates to our expense for the equipment and computers and license properties. Depreciation and amortization expense decreased to $145,000 for the six months June 30, 2017 from $193,000 for the comparable 2016 period. The decrease of $48,000 was attributable to the decline in the remaining amount of equipment and computers available for depreciation.

Legal fees

Legal fees for the six months ended June 30, 2017 decreased to approximately $188,000 from approximately $1,518,000 for the comparable period in 2015. The significant decrease was due to the fact that we settled several of the lawsuits and other claims during the first half of 2016. Currently , we have one lawsuit pending in which we are the plaintiff and cross-defendant.

General and administrative expenses

General and administrative expenses for the six months ended June 30, 2017 decreased to approximately $448,000 from approximately $977,000 for the comparable 2016 period. Our general and administrative expenses consist of the following: employee and professional fees, rent, non-capitalized original content costs and other expenses. Our employee and professional fees for the six months ended June 30, 2017 decreased to $292,000 from $338,000 for the same period in 2016. Our rent expense for the six months ended June 30, 2017 increased to approximately $90,000 from approximately $89,000 for the same period in 2016. Our costs for non-capitalized original content costs, abandoned original content costs and abandoned licensed property for the six months ended June 30, 2017 decreased to approximately $23,000 from approximately $412,000 for the same period in 2016. Our other general and administrative expenses for the six months ended June 30, 2017 decreased to approximately $13,000 compared to approximately $138,000 for the same period in 2016.

Other income

Other income for the six months ended June 30, 2016 related to the settlement of lawsuits.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

The following table sets forth the comparisons for the results of our operations for the years ended December 31, 2016 and 2015 (in thousands):

	2016	2015
Revenues, net	$999	$572
Cost of revenues	527	394
Gross profit	472	178

Gross profit margin	47%	31%

Depreciation and amortization	354	278
Legal fees	1,927	3,251
General and administrative expenses	1,851	1,339
Operating expenses	4,132	4,868

Loss from operations	(3,660)	(4,690)
Other income	450	100
Loss before provision for income taxes	$(3,210)	$(4,590)

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Revenues, net

Our revenues for the six months ended June 30, 2017 and 2016 were comprised of the rental and installation of our proprietary hologram projection technology for third parties to display their own holographic shows, prerecorded or live, or for us to create their hologram shows, and license agreements with third parties for the use of our proprietary hologram projection technology with the sale of our patented hologram projection foil technology.

For the year ended December 31, 2015, our revenue of approximately $572,000 was derived from the following revenue streams: (i) we had two agreements for the rental of our proprietary hologram projection technology for a total of $400,000, (ii) we had a special project to build a specially designed hologram viewing booth, using our proprietary hologram projection technology for approximately $124,000, and (iii) we entered into a five-year and a one-year license agreement (for an aggregate payment of $260,000) for the sale and use of our hologram projection foil screen technology for which we recognized approximately $40,000.

For the year ended December 31, 2016, our revenue of approximately $999,000, representing an increase of 74.7% from 2015, was derived from the following revenue streams: (i) we had six agreements for the rental of our proprietary hologram projection technology for a total of $490,000, (ii) we had two agreements for the rental of our proprietary hologram projection technology with the production of the holographic shows for an aggregate of $343,000, (iii) we had a special project to build a custom-designed hologram viewing booth using our proprietary hologram projection technology for approximately $40,000, (iv) we entered into a five-year and a one-year license agreement (for an aggregate payment of $260,000) for the sale and use of our hologram projection foil screen for which we recognized approximately $40,000, and (v) we earned approximately $75,000 of revenue from a one-time payment from the European patent holder of the hologram projection technology.

Cost of revenues and Gross profit/margin

Our gross profit was approximately $472,000 for the year ended December 31, 2016, up from approximately $178,000 for the year ended December 31, 2015, representing a 165% increase. The fluctuation of our gross profit was a result of the diversity of the projects performed. Our cost of revenue is comprised of (i) the cost to purchase our hologram projection foil screen, (ii) the costs of engineering related tasks, and (iii) the costs of labor and other miscellaneous expenses for the production of holographic programs and the installation of holographic equipment.

Depreciation and amortization

Depreciation and amortization expense relates to our expense for the equipment and computers and license properties. Depreciation and amortization expense increased to $354,000 for the year ended December 31, 2016 from $278,000 for the comparable 2015 period. The increase of $76,000 was attributable to the full year depreciation expense for the equipment and computers purchased during the year ended December 31, 2015.

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Legal fees

Legal fees for the year ended December 31, 2016 decreased to approximately $1,927,000 from $3,251,000 for the comparable period in 2015. During the year ended December 31, 2015, in addition to several out-of-court matters, we were either a defendant or plaintiff in approximately seven different lawsuits related to the our patented holographic technology. The significant decrease in the legal fees during the year ended December 31, 2016, was due to the fact that we settled several of the lawsuits and other claims during the first half of 2016. Currently , we have one lawsuit pending in which we are the plaintiff and cross-defendant.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2016 increased to approximately $1,851,000 from approximately $1,339,000 for the comparable 2015 period. Our general and administrative expenses consist of the following: employee and professional fees, rent, non-capitalized original content costs and other expenses. Our employee and professional fees for the year ended December 31, 2016 increased to approximately $652,000 from approximately $581,000 for the comparable 2015 period. Our rent expense for the year ended December 31, 2016 increased to approximately $192,000 from approximately $159,000 for the comparable 2015 period. Our costs for non-capitalized original content costs, abandoned original content costs and abandoned licensed property for the year ended December 31, 2016 increased to approximately $745,000 from approximately $392,000 for the same period in 2015. Our other general and administrative expenses for the year ended December 31,2016 increased to approximately $262,000, for the same period in 2015.

Other income

Other income related to the income from the settlement of lawsuits. For each of the years ended December 31, 2016 and 2015, we settled a lawsuit resulting in our receipt of a payment of $450,000 and $100,000, respectively.

Liquidity and Capital Resources

Our revenues have not been sufficient to meet its operating expenditures. For the six months ended June 30, 2017 and the year ended December 31, 2016, we incurred a net loss of approximately $647,000 and $3,210,000, respectively, and negative cash flows from operations of approximately $307,000 and $2,568,000, respectively. The negative cash flows from our operations have been funded substantially from Anakando, directly and through equity investments and loans made by its sole shareholder Alki David, our Chairman and Chief Executive Officer . For the six months ended June 30, 2017 and the year ended December 31, 2016, Mr. David contributed equity funding of approximately $1,230,000 and $2,324,000, respectively.

Our historical operations have been focused on refining our revenue model, technology and producing our original holographic content. We plan to use the proceeds from this Offering to execute our revenue model. For further information as to our cash requirements, see the section of this document “Use of Proceeds.” If we do not raise sufficient proceeds from this Offering, we will rely on Mr. David to continue to fund any operating cash flow deficits and the execution of our revenue model will be significantly delayed and curtailed.

The proceeds raised from this Offering will be used by us to execute the key elements of our revenue model by establishing relationships with theaters to participate in the distribution of our holographic content, creation of our original holographic content, promote our brand name, create strategic relationships with other business in the entertainment industry, acquiring merchandise for the concession merchandising and working capital.

We will need to establish relationships with theater owners to create a network of hologram theaters. We will be required to purchase the holographic equipment, rigging hardware, and hire installation and sales personnel. We plan to hire four installation personnel and three sales executives with an annual salary of approximately $1,100,000. The anticipated cost to convert an existing theater to a holographic theater is approximately $400,000 to $750,000 for the equipment and rigging costs. We plan to execute contracts and complete the installation process for 15 theaters by the end of 2018 at a cost of approximately $7,500,000.

We will be required to deliver, through our propriety content management system, to the theater network with scheduled shows and live events. We plan to use (i) approximately $7,500,000 to create content of “Super Star” live events, which can be repurposed and will include talent from Universal Music Group and other content partners, (ii) approximately $5,000,000 for “Premium Talent” for resurrection shows including deceased artists such as Whitney Houston, Billie Holiday, Bernie Mac, Jackie Wilson and others and (iii) approximately $3,000,000 for “Bread and Butter” shows including A list talent for live comedy shows and live boxing and MMA fights. The funds will be used to produce the shows on a regular scheduled basis and pay the talent/ artist recoupable advances and production cost. We estimate a budget of approximately $15,000,000 for the year ending December 31, 2018.

We will be required to promote the holographic shows. We will need to purchase media time to promote the distributions of its shows in theater, television and online. We anticipate that $14,800,000 will be needed for the year ending December 31, 2018.

We plan to continue exploiting our business to business operations. To do this, we will need to attend trade shows and other corporate events to sell our products and services. In order to expand our business to business platform, we will need to hire approximately three sales executives for New York, Chicago and Los Angeles, with an annual compensation of approximately $900,000.

To support the overall structure of our company, management will need to hire a full-time Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and build out the administrative staff with additional accounting and customer support staff. We anticipate the need for approximately four additional accounting staff and five customer support staff. The total anticipated overhead compensation will be approximately $2,500,000 annually.

Until we complete this Offering, all operating cash flow deficits will be funded by Mr. David. In November 2017, Mr. David issued a letter of financial support to us to confirm that he has agreed to provide funding on an as-needed basis to meet the working capital needs of our company to ensure that we are able to meet our financial obligations as and when they fall due. There is no maximum dollar limit on the amount of funds which Mr. David will provide to us specified in the letter of financial support. The type of financial support provided by Mr. David and the terms of such financial support are not specified in the letter of financial support. The letter of financial support was issued for at least the minimum period through March 31, 2019. Mr. David represented in the letter of financial support that he has the requisite financial resources to meet his commitment to our company under the letter of financial support. Our company’s management has taken several actions to enable us to meet our working capital needs through March 31, 2019, including reducing discretionary expenditures, expanding business in new territories and securing content and contracts to develop our entertainment offerings. We may also seek additional capital infusions to support our operations, such as this Offering. If it becomes necessary to seek Mr. David’s financial assistance under the letter of financial support and Mr. David is either unable or unwilling to fulfill his commitment to our company under the letter of financial support or to extend the time period of such commitment if necessary, our financial position and ability to continue normal operations will be materially and adversely impacted.

On August 24, 2017, we entered into a Note Purchase Agreement with an entity controlled by an unaffiliated family member of Alki David, pursuant to which we issued to the investor a convertible promissory note due September 30, 2019, in the principal amount of $3,000,000. The note was funded in two equal installments in August and September 2017, and accrues interest at a rate of 1.29% per annum from the date of funding, payable at maturity. The entire principal amount of the note is automatically convertible into shares of our common stock concurrently with the closing of this Offering at a conversion price per share equal to 66.67% of the gross price per share of common stock to be received by us in this Offering.

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As of June 30, 2017, we had cash and cash equivalents of approximately $51,000. As of the closing of this Offering, we will have no outstanding indebtedness.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Seasonality

Our revenues and results of operations have fluctuated in the past, and will likely continue to fluctuate, on a quarterly basis. Such fluctuations are the result of a seasonal pattern that reflects variations in customer theater attendance. Our audience attendance is generally greatest during the summer months and slowest in the winter.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2016 and 2015. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

Controls and Procedures

In connection with the audits of our financial statements for the years ended December 31, 2016 and 2015, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to the absence of internal accounting personnel with the ability to properly account for complex transactions and a lack of separation of duties between accounting and other functions.

We hired a consulting firm to advise on technical issues related to U.S. generally accepted accounting principles as related to the maintenance of our accounting books and records and the preparation of our financial statements. Although we are aware of the risks associated with not having dedicated accounting personnel, we are also at an early stage in the development of our business. We anticipate expanding our accounting functions with dedicated staff and improving our internal accounting procedures and separation of duties when we can absorb the costs of such expansion and improvement with additional capital resources. In the meantime, management will continue to observe and assess our internal accounting function and make necessary improvements whenever they may be required.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can make an election to delay the adoption of certain accounting standards until those standards would apply to private companies. We have elected to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.” This exemption will apply for a period of five years following our first sale of common equity securities under an effective registration statement or until we no longer qualify as an “emerging growth company” as defined under the JOBS Act, whichever is earlier.

Quantitative and Qualitative Disclosures about Market Risk

We conduct our operations in the United States dollar. We are not exposed to foreign exchange rate fluctuations.

We currently have no material exposure to interest rate risk. In the future, we intend to invest our excess cash primarily in money market funds, debt instruments of the United States government and its agencies and in high quality corporate bonds and commercial paper. Due to the short-term nature of these investments, we do not believe that there will be material exposure to interest rate risk arising from our investments.

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OUR BUSINESS

About Us

We are an experienced holographic next-generation production company that integrates hologram, virtual reality, 360 ° video and streaming video to provide distinctive and original entertainment experiences to a diverse, young and socially-conscious global audience. We own our unique patent-protected hologram projection technology and hold exclusive rights to commercially exploit holographic images and performances of an array of famous entertainers. We produce live, life-size hologram shows, display hologram programs in our hologram theaters and license our technology and content to theaters and venues across North America. In November 2017, in collaboration with a subsidiary of FOTV Media Networks, a related company, we opened a hologram theater in Los Angeles, California on Hollywood Boulevard’s “Walk of Fame,” which included a never before seen feature length hologram performance.

We hold the exclusive global hologram projection distribution rights for all media for original holographic shows in which the holograms of Bing Crosby, Billie Holiday and Jackie Wilson and comedians such as Bernie Mac, Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” Our hologram technology has been used by major global brands, political campaigns and a network of theme parks to enhance audience engagement worldwide. We have collaborated with Universal Music Group to project current living and late artists in hologram performances for stage and television. We also intend to produce holographic shows of live boxing, live mixed martial arts cage fights, live comedians in partnership with comedy club and live music concerts with Universal Music and Universal Music Latin America.

Since our inception, we have been an innovator in holographic entertainment. In September 2016, we won two Internet Marketing Association IMPACT Awards for Innovator of the Year and Best New Marketing Platform in recognition of our work with patented holographic projection technology. Our significant experience and unwavering commitment to this space has resulted in the creation of a sophisticated back-end system to support our technology. This technology includes proprietary holographic production and display systems.

We intend to monetize our hologram technology through the production of live and recorded holographic performances and events, sales of concessions and merchandise related to our holographic performances, and distribution of holographic content to media networks and websites managed by companies controlled by Alki David. With the net proceeds of this Offering, we plan to further expand our hologram entertainment events and content offerings to become the leading holographic entertainment company. We were founded by media entrepreneur Alki David in 2012 and launched our holographic events in 2014. We manage our business from our headquarters in Beverly Hills, California. Following this Offering, we will be a “controlled company,” controlled by Mr. David through Anakando Ltd., a private holding company that he owns.

One of our core strategies is to establish hologram theaters by partnering with existing theater owners by integrating our potential technology, exclusive hologram shows and holographic experiences in prominent locations throughout the United States and Canada. We receive revenues from ticket and merchandise sales to audiences attending our holographic productions, and we seek to have consumer brands purchase exclusive title rights to our hologram shows , logo insertions and signage. Our goal is to roll - out up to 150 hologram theaters within existing cineplexes or as standalone theaters over the next five years. We believe we can retrofit a theater within six weeks to install our hologram technology, at a cost of $200,000 to $400,000, for which we may provide financing to our theater partners. We believe each hologram theater could show up to eight performances per day. We expect our theaters to be open 335 days per year with attendance of at least 15% of capacity and a ticket price of $20 to $40 per person, per show. Further revenue would be generated from concessions and merchandise sales at our theaters and from brand advertising and brand integration in our holographic content. Ticket and merchandising revenues would be split equally with theater owners. We also intend to partner with record labels, music studios and iconic estates to create three-minute karaoke-like hologram experiences called “Make Your Own Hologram Experience ,” in which audience members can perform alongside living and late artists.

We intend to grow both organically and through acquisitions. We seek to acquire and operate companies that could augment or complement our current offerings through the addition of content licensing and pay-per-view arrangements, content distribution agreements, platform white label service arrangements and production services. We currently have no commitments or agreements with respect to any such acquisitions nor do we expect to allocate any funds from this Offering for acquisitions. There can be no assurance that we will complete any acquisitions in the future or be able to raise additional financing to enable us to do so.

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Our Industry

Movie theaters in markets around the world are experiencing lower attendance every year. Movie theater attendance by the important consumer demographic known as “millennials” (young people ages 14 through 24) has declined each year since 2014. One example of the impact of this trend, as described by Variety, has been in China, where after an astounding 50% growth in box office receipts in 2015, Chinese cinemas experienced their first decline in box office receipts in 2016 due to lower attendance by millennials. Instead of going to movie theaters, millennials increasingly consume content on smartphones and other personal digital devices.

To help increase attendance, movie theaters have been adding more sophisticated features such as 3-D and IMAX screens and surround sound speakers to create “only-in-the-theater” experiences that give audiences a more immersive viewing perspective. We believe holographic entertainment has the potential to reverse this trend in theater attendance.

Our Entertainment Offerings

We are uniquely positioned to license, create, aggregate and distribute our blend of high-quality, original and exclusive content in a cost-effective manner to a global audience that increasingly demands interactive content that is available across social networks and delivered through various electronic devices. We offer our holographic entertainment to audiences through multiple platforms, including live events, television events and through personal virtual reality devices.

We hold the exclusive global hologram projection distribution rights for all media for original holographic shows in which the holograms of Bing Crosby, Billie Holiday and Jackie Wilson and comedians such as Bernie Mac, Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” Our hologram technology has been used by major global brands, political campaigns and a network of theme parks to enhance audience engagement worldwide. We have collaborated with Universal Music Group to project current living and late artists in hologram performances for stage and television. We also intend to produce holographic shows of live boxing, live mixed martial arts cage fights, live comedians in partnership with comedy clubs and live music concerts with Universal Music and Universal Music Latin America.

We plan to begin rolling - out our hologram theaters to a network of cinemas and theaters in prominent locations, each fitted with our patented hologram projection system to convert theaters to live hologram performance platforms. Our goal is to roll - out up to 150 theater locations across North America over the next five years.

Below is a breakdown of our hologram-related entertainment offerings.

Holographic Content Distribution. We hold the exclusive hologram projection and distribution rights for all media for original holographic shows in which the holograms of famous late singers such as Bing Crosby, Billie Holiday and Jackie Wilson and comedians such as Bernie Mac, Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.”

Holographic Displays for Corporate Partners. Our hologram technology has been used by major global brands, political campaigns and a network of theme parks to enhance audience engagement worldwide. We have collaborated with Universal Music Group to project current living and late artists in hologram performances for stage and television. We also intend to produce holographic shows of live boxing, live mixed martial arts cage fights, live comedians in partnership with comedy clubs and live music concerts in partnership with music studios, and create and produce “television events” that include hologram projection shows. Additional live hologram events we produced include holograms of Jimmy Kimmel at the 2014, 2015 and 2016 Country Music Awards, a hologram of Jack Black being sent from Los Angeles to Madrid, a Juan Gabriel hologram for a tribute concert in February 2017, a hologram of Julian Assange appearing at the Nantucket Project, and holograms of ghosts at the Ghostbusters motion picture red carpet event. In addition, we produced content for the Christian Dior hologram fashion show in Shanghai, digitally resurrected Jenni Rivera for the Day of the Dead Festival and L Festival in Los Angeles, produced a variety of holograms for Netflix, MTV and Syfy (formerly Sci-Fi) channel shows, beamed in a fourth judge to “La Banda,” a Syco Entertainment/FremantleMedia reality show on Univision, and our technology was featured by Dodge at the official Playboy Super Bowl Party in 2016. We have an exclusive arrangement with the National Comedy Center to provide it with holographic staging, licenses and content beginning in spring 2018.

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Virtual Reality Experiences. Our diverse business model includes producing and selling Hologram USA virtual reality headsets, on-site 360° video production and 360° video hosting on www.hologramusa.com. Our hologramusa.com virtual reality and 360° hosting center allows producers and entertainers to share their work with the world via our server, mobile 360°video player and free mobile apps. Hologram USA provides virtual reality content along with the latest in 360° video technology. Hologram USA offers solutions for all stages of virtual reality and 360° video production, including shooting, stitching and viewing of fully spherical and immersive 360° videos and photos. We aim to be a leader in virtual reality and 360° video technology and content creation for entertainment purposes.

Our Revenue Model and Pricing

We intend to monetize our hologram productions by creating original holograms that can be used by us for theatrical productions and by our customers for new product launches or corporate/brand imagery at consumer events, press events, conferences, conventions and other corporate events. The holographic images can also be sold to customers, so that they can be re-used in perpetuity. We also plan to use and repurpose holographic content as branded content in commercials and promotions and as content for our virtual reality applications. As of September 2017, we have begun establishing hologram theaters in prominent locations from which we receive revenues from ticket and merchandise sales to audiences attending our holographic productions . Although we have not recognized any significant revenue from consumer brand integration into our hologram shows, we seek to include branded logos and products and on-stage vocal mentions of the names of advertisers who can purchase exclusive rights to the hologram shows, to insertions within the shows or to signage around the theater. Currently, our theater network will include theaters located in Hollywood, California, the National Comedy Center in Jamestown, New York, the Regal Avalon in Chicago, Illinois, and the Fox Theater in Foxwoods, Connecticut.

We believe we can retrofit a theater within six weeks to install our hologram technology, at a cost of $200,000 to $400,000, for which we may provide financing to our theater partners. We can install hologram technology into a ready pre-specification theater within approximately 48 hours. The so-called spec period can take up to four to six weeks pending the availability of all parties to measure the space, develop the buildout and obtain approval from all governmental entities pursuant to local zoning and other ordinances. However, the actual installation takes approximately 48 hours with almost 95% of the work completed within the first 24 hours. For example, during the past five years, we installed the Ghostbuster Hollywood Blvd. Red Carpet Event in front of the Chinese Theater within 24 hours, Superhero Lab Sci-Fi TV Channel Studio within 24 hours, Comex Convention within 24 hours, Tupac Shakur Coachella Palm Springs Music festival within 24 hours, Fast & Furious Supercharged Universal Studios Hollywood tram tour within 48 hours, Mariah Carey T-Mobile Hologram Multi-location Concert within 72 hours, LIVE Julian Assange Telepresence Nantucket Project within 24 hours, Jimmy Kimmel LIVE Country Music Awards within 24 hours and Jack Black LIVE Hologram Teleportation from Los Angeles to Madrid within 24 hours.

We believe each hologram theater could show up to eight performances per day. We expect our theaters to be open 335 days per year with attendance of at least 15% of capacity and a ticket price of $20 to $40 per person, per show. Further revenue would be generated from concessions and merchandise sales at our theaters and from brand advertising and brand integration in our holographic content. Ticket and merchandising revenues would be split equally with theater owners. We also intend to partner with record labels, music studios and iconic estates to create three-minute karaoke-like hologram experiences called “Make Your Own Hologram Experience ,” in which audience members can perform alongside living and late artists. We have allocated a portion of the net proceeds of this Offering to secure agreements, which we do not currently have in place but are in discussions with various record labels and music studios, in order to roll-out this project. The recorded hologram experience will be sold through our Hologram USA gift store , which expects to charge $60 to $300 for the item that can be viewed on any computer or with Hologram USA virtual reality headsets. Currently, our only Hologram USA gift store is located in our flagship hologram theater on Hollywood Boulevard’s “Walk of Fame.” As we expand to other theaters, we expect to replicate our Hologram USA gift store concept .

The distribution of our holographic content to media networks and websites managed by companies controlled by Alki David, such as FilmOn.TV and FilmOn.com, properties of FOTV Media Networks , is another source of revenue for our company as we would benefit by receiving a percentage of advertising sales in conjunction with persons viewing our content . Our hologram shows can be formatted for viewing on virtual reality device s , streaming video and television. In addition, we may license our patented hologram technologies and content creation skills to third parties to create their own custom holographic content , though we have no significant licenses at this time .

Prior to this Offering, Anakando Ltd., directly and through equity investments and loans made by its sole shareholder Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and affiliated companies have financed substantially all of the development and operations of our company. As of the closing of this Offering, we will have no outstanding indebtedness.

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Our Growth and Expansion Strategies

One of our core strategies is to establish hologram theaters in prominent locations from which we receive revenues from ticket and merchandise sales to audiences attending our holographic productions, with brands purchasing exclusive title rights to shows and signage. Our strategies also include growing both organically and through acquisitions. We intend to expand our virtual reality product offerings. We also seek to acquire and operate companies that could augment or complement our current offerings through the addition of content licensing and pay-per-view arrangements, content distribution agreements, platform white label service arrangements and production services.

Key elements of these strategies include:

Expand our Holographic Entertainment Offerings. Following the opening of the flagship theater in September 2017, we are beginning to roll - out our hologram theaters to a network of cinemas and theaters in prominent locations, each fitted with our patented hologram projection system to convert theaters to live hologram performance platforms. Our goal is to roll - out up to 150 theater locations across North America over the next five years . At these hologram theaters, we sell merchandise to audiences attending our holographic productions, and seek to have consumer brands purchase exclusive title rights to our hologram shows , logo insertions and signage. Currently, our theater network will include hologram theaters in prominent locations in Hollywood, California, the National Comedy Center in Jamestown, New York, the Regal Avalon in Chicago, Illinois, and the Fox Theater in Foxwoods, Connecticut.

We have determined to take a license-based approach with active theaters to develop this number of locations across North America. In our plan, it is expected that each location will pay for the theater’s installation of hologram equipment, either upfront in cash or through debt financing. We do not expect to make a significant cash outlay. Each location will then pay an annual license fee to us for exclusive access to all hologram shows and will split with us the revenues generated from those shows. The annual license fee will be in the range of $150,000, depending on the size of the theater, requirements of the content, number of daily performances allotted and split percentages of admission and merchandise sales. The timing of our roll-out plan may take up to five years to near 150 locations as it can take six weeks to build-out up to three to five hologram installations into fully-ready theaters. Given the number and timing of the proposed roll-out, our business model contemplates working primarily with active theaters that are suitable for ready installation.

Expand our Virtual Reality Entertainment Offerings. We intend to produce and sell Hologram USA virtual reality headsets, on-site 360° video production and 360° video hosting on www.hologramusa.com. We plan on offering virtual reality content along with the latest in 360° video that integrates our holographic entertainment offerings. By offering solutions for all stages of virtual reality and 360° video production, including shooting, stitching and viewing of fully spherical and immersive 360° videos and photos, we will broadly address the virtual reality services market to become a leader in virtual reality and 360° video technology and content creation for entertainment purposes.

Complete Selected Complementary Acquisitions. We intend to pursue selected acquisitions of complementary businesses in the United States that extend our capabilities as well as our overall digital media offerings. Potential acquisition targets include 360° panoramic video camera solutions, video streaming support device manufacturers, specialized advertising networks and live performance venues for the staging of hologram projection programs and sales of related merchandise to live audiences. We currently have no commitments or agreements with respect to any such acquisitions nor do we expect to allocate any funds from this Offering for acquisitions. There can be no assurance that we will complete any acquisitions in the future or be able to raise financing to enable us to do so .

Enter into Strategic Partnerships with Third-Party Master Content Licensors. We intend to identify and partner with third-party master content licensors and other companies to expand our access to content that is appropriate for holographic and virtual reality entertainment. We believe that, upon entering into strategic partnerships with such third parties on a revenue-sharing basis, we will be able to stay at the forefront of holographic entertainment.

Always be Accessible in the Consumer Electronics Ecosystem. We intend to make our holographic shows accessible on a broad array of devices. Through this accessibility, we believe that we enhance the value of our audience, as well as position ourselves for continued growth, as virtual and mobile delivery of content becomes universal.

Marketing and Promotion

As of September 2017, we have begun rolling - out our hologram theaters to a network of cinemas and theaters in prominent locations, each fitted with our patented hologram projection system to convert theaters to live hologram performance platforms. Our goal is to roll - out up to 150 theater locations across North America over the next five years. At these hologram theaters, we sell merchandise to audiences attending our holographic productions, and seek to have consumer brands purchase exclusive title rights to our hologram shows , logo insertions and signage. Currently, our theater network will include theaters located in Hollywood, California, the National Comedy Center in Jamestown, New York, the Regal Avalon in Chicago, Illinois, and the Fox Theater in Foxwoods, Connecticut.

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We have also partnered with Universal Music Group to create three-minute karaoke-like hologram experiences called “Make Your Own Hologram Experience ,” in which audience members can perform alongside living artists such as Jennifer Lopez, Ricky Martin, Pitbull and Mariah Carey , as well as late artists. We have allocated a portion of the net proceeds of this Offering to secure agreements, which we do not currently have in place but are in discussions with various record labels and music studios, in order to roll-out this project. The recorded hologram experience will be sold through our Hologram USA gift store, which expects to charge $60 to $300 for the item that can be viewed on any computer or with our virtual reality headsets .

Technology and Development

For the six months ended June 30, 2017 and the years ended December 31, 2016 and 2015, we did not incurred any time or labor for the development of our hologram technology

Protection of Proprietary Technology

We rely on a combination of patent, trademark and trade secret laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our proprietary information, technology and brands.

We protect our proprietary information and technology, in part, by generally requiring our employees to enter into agreements providing for the maintenance of confidentiality and the assignment of rights to inventions made by them while employed by us. We also may enter into non-disclosure and invention assignment agreements with certain of our technical consultants to protect our confidential and proprietary information and technology. We cannot assure you that our confidentiality agreements with our employees and consultants will not be breached, that we will be able to effectively enforce these agreements, that we will have adequate remedies for any breach of these agreements, or that the our trade secrets and other proprietary information and technology will not be disclosed or will otherwise be protected.

We also rely on contractual and license agreements with third parties in connection with their use of our technology and services. There is no guarantee that such parties will abide by the terms of such agreements or that we will be able to adequately enforce our rights. Protection of confidential information, trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions. We cannot completely prevent the unauthorized use or infringement of our confidential information or intellectual property rights as such prevention is inherently difficult. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and intellectual property protection.

We currently hold four patents for the creation of our holographic projections technology in the United States , expiring on dates through 2025 .

Most significantly, we hold the U.S. patent for a method of stretching mylar foil across a “Pepper’s Ghost” rig, which is used for the video projection of digital images that appear as holographic illusions. The patented method uses high powered projectors and specially configured projection materials to create lighting illusions to project our holographic content. As a technical matter, the patent is for an image projection apparatus, which comprises a projector, a frame and a partially transparent screen. The frame holds the screen under tension at an angle relative to a plane of light emitted from the projector. The projector emits a digital image which is reflected from the screen and creates a virtual hologram image from light reflected from the screen, with the virtual image appearing to be located behind the screen. This patented method has been demonstrated as the only workable way by which to stretch the foil sufficiently to cover a large space, such as a stage.

We are not aware of any claims of infringement or other challenges to our rights in these patents.

We do not expect to need any additional patents or other intellectual property rights to carry out our business plan.

Competition and Our Competitive Advantages

While our holographic content in unique, the markets for digital, live and theater-based entertainment are intensely competitive and subject to rapid change. Many consumers seek entertainment from a broad array of companies and performers and can easily shift spending from one company or performer to another. We are a focused provider within the holographic entertainment arena that is able to compete by providing exclusive, one-of-a-kind content, that is available live and through personal digital devices. Our principal competitors vary by geographical regions and include movie theaters, holographic entertainment companies, internet-based movie and television content providers, and virtual reality entertainment providers.

We believe that we differentiate ourselves from our competition and have been able to grow our business as a result of the following competitive strengths:

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Realistic Holographic Productions. Our holographic productions bring live action events to many theaters at the same time in realistic three dimensional images without audience members having to wear special glasses. Our patented projection techniques create an intense, visceral experience: it truly feels as if the performer is really on stage. We work with top artists to perform via hologram to give them far more reach than a traditional tour, without the costs of a live audience tour. Top artists can perform in one location and appear simultaneously in theaters all over the world. Audiences in multiple locations will be able to experience the same life-like entertainment while being able to share the experience with other audiences via social media. We expect such artists and our proprietary technology to draw millennial audiences back to theater viewing. We plan to enter into exclusive licensing agreements for our patented hologram technology with theaters and venues across North America, delivering entertainment shows and live events as holographic projections.

Extensive and Exclusive Content. We have amassed a library of content in which we hold exclusive worldwide distribution rights and have established exclusive relationships with key talent and content providers. Our extensive and exclusive content can be used in our holographic productions.

Distribution Rights. The strength of our proprietary content library, which was developed through our focus on estate rights acquisitions ( of living and late performers ), as well as production of original shows has provided us with a library of specialty content for which we hold exclusive worldwide distribution rights. We believe rights to such distinctive content offerings would be difficult to acquire in today’s market. By obtaining these rights, we have created a barrier to entry for competitors into our content specialties giving us the potential to reach a worldwide audience with no additional licensing costs. Substantially all our content library is available worldwide, with certain exceptions due to geographic or advertising restrictions that are contained in our content licenses.

Government Regulation

Our theaters must comply with Title III of the Americans with Disabilities Act, or ADA. Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theaters as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theaters are in material compliance with such requirements.

We also own and operate theaters and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theaters are in material compliance with such requirements.

Employees

As of January 31, 2017, we had 10 full-time employees. In addition to our full-time employees, we occasionally hire part-time employees and independent contractors to assist us with various temporary projects. Alkiviades (Alki) David, our Chairman and Chief Executive Officer, works for us on a part-time basis of not less than an average of 35 hours per week.

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Facilities

We manage our worldwide business from our offices located in Beverly Hills, California, in approximately 1,000 square feet of office space under a lease with Alki David Productions Inc., a company controlled by Alkiviades (Alki) David, our Chairman and Chief Executive Officer. The lease extends through 2019, under which we currently pay $14,000 per month. We believe that the terms of the lease are no less favorable than those that would have been obtained from an unaffiliated third party. See “Certain Relationships and Related Party Transactions.”

We believe our present office space and location are adequate for our current operations and for near-term planned expansion.

Legal Proceedings

From time to time, during the normal course of our businesses, we are subject to various litigation claims and legal disputes most significantly in the area of intellectual property (e.g., patents and trademarks). Our intellectual property rights extend to our technology, business processes and the content on our website. We use the intellectual property of third parties in marketing and providing our service through contractual and other rights. Despite our efforts, from time to time, third parties have alleged, and may in the future allege, that we have violated their intellectual property rights. In order to protect our intellectual property, we also may file lawsuits, from time to time, against third parties we believe may be infringing on our intellectual property rights.

In addition to the pending legal proceeding described below, defending and prosecuting legal claims is costly and can and may impose a significant burden on our management and employees. In addition, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurance that favorable final outcomes will be obtained. If we are unable to obtain an outcome which sufficiently protects our rights, successfully defends our use or allows us time to develop non-infringing technology and content or to otherwise alter our business practices on a timely basis in response to the claims against us, our business, prospects and competitive position may be adversely affected.

In September 2015, our subsidiary, Hologram USA Entertainment, Inc., and Whit Nip Media, LLC entered into an agreement under which Whit Nip licensed to us the use of Whitney Houston’s name and likeness for holographic content. Subsequent to the execution of the agreement, Whit Nip asserted that we failed to perform. After an attempt to negotiate a resolution failed, we filed a complaint in July 2017 for declaratory relief for the court to declare that the agreement was in fact effective, compelling Whit Nip to perform. Whit Nip then filed a cross-complaint against us for declaratory relief and breach of contract. We are currently in discussions with Whit Nip to resolve this matter by amending the agreement and reciting a more specific protocol to proceed in the future. We believe that this matter will be settled and we will retain the rights for a Whitney Houston hologram show.

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MANAGEMENT

Set forth below is information regarding our executive officers, directors and key employees as of the date of this Offering Circular.

Name	Age	Position

Alkiviades (Alki) David	49	Founder, Chairman of the Board and Chief Executive Officer

Mykola (Nick) Kutovyy	31	Chief Technology Officer

Carl V. Dawson	39	Vice President - Marketing

The principal occupations for the past five years of each of our executive officers, directors and key employees are as follows:

Executive Officers and Directors

Alkiviades (Alki) David founded our company in 2014 and has served as our Chairman of the Board and Chief Executive Officer, as well as principal financial officer, since that time. Mr. David has worked in the global digital media industry for the past 15 years as an investor, entrepreneur and executive. He formed a personal holding company, Anakando Ltd., and an affiliated company, the Anakando Media Group, in 2007. Mr. David has investments and serves as an officer and director in several media companies, including FOTV Media Networks Inc., a provider of streaming video, audio and other digital media content, which he began in 2007. In August 2016, FOTV Media Networks commenced a “best efforts - $20 million minimum” initial public offering. The offering continued through late 2016, but the minimum offering amount was ultimately not reached and the offering was terminated. FOTV Media Networks is no longer pursuing a separate public listing. Mr. David also heads Advirally Inc. , formed in 2012, and Class15.com Inc. , formed in 2014, each of which provides social media marketing services. In 1995, Mr. David helped establish the family-owned shipping company, Levant Shipping. In 2000, Levant Shipping was merged with the U.S.-based shipping company Navios Maritime, and, in 2007, the combined company’s shipping business was sold to International Shipping Enterprises. In 1995, Mr. David established Independent Models. Mr. David and other family members of the Leventis-David Group maintain holdings in a number of industries including manufacturing, real estate, shipping and bottling (including ownership interests in Coca-Cola Hellenic bottling plants in 28 countries). Mr. David is also chairman of the board of his late father’s charitable trust, The Andrew A. David Foundation, and founded the non-profit organization BIOS to educate the public about marine conservation surrounding the Greek Islands. Mr. David received a Master of Arts degree from the Royal College of Art’s Film and Television program in London, and has written, produced and appeared in feature films and on television.

As our founder, Chairman, Chief Executive Officer and largest stockholder (through Anakando Ltd.), Mr. David leads the Board and manages our company. Mr. David brings extensive entertainment industry knowledge and a deep background in entertainment and technology growth companies, international markets, mergers and acquisitions and capital market activities. His service as Chairman and Chief Executive Officer creates a critical link between management and the Board.

Mykola (Nick) Kutovyy joined our company in 2014 as our Chief Technology Officer. From August 2007 to October 2011, Mr. Kutovyy served as Senior Programmer Systems Administrator of FilmOn.com. Mr. Kutovyy has also served as the Chief Technology Officer of Anakando Ltd. and the Anakando Media Group since 2008. In 2007, Mr. Kutovyy founded 111PIX UA in Odessa, Ukraine, and since then he has managed 111PIX UA as an affiliate of FilmOn TV Ltd. (formerly known as 111PIX Ltd.), our Chairman and Chief Executive Officer’s United Kingdom-based independent production and international sales company. From 2006 to 2007, Mr. Kutovyy served as a project manager and lead developer at EnvisionNext, a website development firm. From May 2005 to 2006, he served as the Deputy Technical Officer for Vremena Goda Business Travel, a travel-focused software company. From 2004 to May 2005, Mr. Kutovyy worked as a programmer for Beiersdorf Shared Services GmbH, an accounting and information technology services company. Mr. Kutovyy received an advanced degree in computer science, programming and networks from the Odessa I.I. Mechnikov National University in Odessa, Ukraine.

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Key Employees

Carl V. Dawson joined our company November 2017 and serves as our Vice President - Marketing. From August 2014 to March 2017, Mr. Dawson served as Chief Marketing Officer of FilmOn.com, a subsidiary of FOTV Media Networks. Since March 2017, Mr. Dawson has been the President of Venture Capital Media Partners, LLC (“VC Media”), a firm engaged in digital advertising, media buying, copy writing and producing TV infomercials for media and entertainment companies. From November 2017 to date, VC Media has assisted our company and other companies affiliated with Alki David on various marketing campaigns. Mr. Dawson expects to remain in his position with VC Media and spend approximately 50% of his business time with us. Mr. Dawson earned a B.A. degree in business, management and marketing from National University and an M.B.A. from the Keller Graduate School of Management. Mr. Dawson is a recipient of the Navy Achievement Medal.

Board of Directors and Corporate Governance

Our Board of Directors is currently set at one director. Upon the closing of this Offering, our Board of Directors is expected to be set at five directors. All directors will hold office until the next annual meeting of our stockholders following their election, and until their successors have been elected and qualified. Executive officers serve at the discretion of our Board of Directors. There are no family relationships among any of our executive officers, directors or key employees.

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies as set forth above. With regard to Mr. David, the Board considered his day-to-day operational leadership of our company and in-depth knowledge of our entertainment offerings.

The Board of Directors periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the Nasdaq Capital Market listing rules. In this latter regard, the Board of Directors uses the Nasdaq Marketplace Rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of our directors are independent, solely in order to comply with applicable SEC disclosure rules.

The Board of Directors has determined that, as of this date, none of our directors is independent within the meaning of the Nasdaq Marketplace Rule cited above. In the case of Mr. David, his position as an executive officers of our company, together with his beneficial ownership of more than 10% of our outstanding common stock, preclude him from being considered independent within the meaning of the Nasdaq Listing Rule.

Board Committees

Upon the closing of this Offering, our Board of Directors will have an Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee.

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Our Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee each comply with the listing requirements of the Nasdaq Marketplace Rules. At least one member of the Audit Committee will be an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and each member will be “independent” as that term is defined in Rule 5605(a) of the Nasdaq Marketplace Rules.

Code of Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the Nasdaq Capital Market and the SEC. Prior to the closing of this Offering, we will post a copy of our code of ethics, and intend to post amendments to this code, or any waivers of its requirements, on our company website.

Conflicts of Interest

We comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors. Upon the closing of this Offering, we will have five independent directors serving on the Board of Directors, and intend to maintain a Board of Directors consisting of a majority of independent directors.

Indemnification of Directors and Executive Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. Below is a summary of the circumstances in which such indemnification is provided.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interests; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he or she was a party, he or she is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interests and must not have been adjudged liable to us, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

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Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he or she is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him or her in such capacity arising out of his or her status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act; however, we are in the process of obtaining such insurance.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of our company during the years ended December 31, 2017 and 2016; and (ii) each other individual that served as an executive officer of our company at the conclusion of the years ended December 31, 2017 and 2016 and who received more than $100,000 in the form of salary and bonus during such year. For purposes of this document, these individuals are the “named executive officers” of the company.

Name and Position	Years	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Alkiviades (Alki) David,	2017	$0	0	—	—	—	—	—	0
Chairman and Chief Executive Officer	2016	$0	0	—	—	—	—	—	0
Mykola (Nick) Kutovyy	2017	$0	0	—	—	—	—	—	0
Chief Technology Officer	2016	$0	0	—	—	—	—	—	0

Employment and Consulting Agreements

Currently, we have no employment or consulting agreements with any of our executive officers or key employees and consultants.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2017 and January 31, 2018, we had no outstanding stock option awards for our named executive officers.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options(#) exercisable	Number of securities underlying unexercised options(#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options(#)	Option exercise price($)	Option expiration date	Number of shares or units of stock that have not vested(#)	Market value of shares or units of stock that have not vested(#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)
Alkiviades (Alki) David	—	—	—	—	—	—	—	—	—
Mykola (Nick) Kutovyy	—	—	—	—	—	—	—	—	—

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Proposed 2018 Incentive Compensation Plan

Our Board of Directors and stockholders expect to adopt the Hologram USA Networks Inc. 2018 Incentive Compensation Plan in connection with this Offering and reserve 3,875,000 shares of our common stock for issuance under the plan. As of January 31, 2018, we have not previously granted any stock options or other equity awards under this or any other incentive compensation plan. The purpose of the 2018 Incentive Compensation Plan is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value .

Director Compensation

The following table sets forth the cash and non-cash compensation awarded to or earned by each individual who served as a member of our Board of Directors during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash
Alkiviades (Alki) David	$0

We do not currently compensate our directors. Following the initial closing of this Offering, we intend to compensate each non-management director through annual stock option grants and by paying a cash fee for each Board of Directors and committee meeting attended. Our Board of Directors will review director compensation annually and adjust it according to then current market conditions and good business practices.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than described below, there have been no transactions during the last two years, or proposed transactions, to which we were or will be a party, in which any director, executive officer, beneficial owner of more than 5% of our common stock or any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of these persons, had or is to have a direct or indirect material interest.

Prior to this Offering, Anakando Ltd . , directly and through equity investments and loans made by its sole shareholder Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and affiliated companies have financed substantially all of the development and operations of our company.

In November 2017, Mr. David issued a letter of financial support to us to confirm that he has agreed to provide funding on an as-needed basis to meet the working capital needs of our company to ensure that we are able to meet our financial obligations as and when they fall due. There is no maximum dollar limit on the amount of funds which Mr. David will provide to us specified in the letter of financial support. The type of financial support provided by Mr. David and the terms of such financial support are not specified in the letter of financial support. The letter of financial support was issued for at least the minimum period through March 31, 2019. Mr. David represented in the letter of financial support that he has the requisite financial resources to meet his commitment to our company under the letter of financial support.

On August 24, 2017, we entered into a Note Purchase Agreement with an entity controlled by an unaffiliated family member of Alki David, our Chairman and Chief Executive Officer, pursuant to which we issued to the investor a convertible promissory note due September 30, 2019, in the principal amount of $3,000,000. The note was funded in two equal installments in August and September 2017, and accrues interest at a rate of 1.29% per annum from the date of funding, payable at maturity. The entire principal amount of the note is automatically convertible into shares of our common stock concurrently with the closing of this Offering at a conversion price per share equal to 66.67% of the gross price per share of common stock to be received by us in this Offering.

Our Chairman and Chief Executive Officer Alki David is also the head of FOTV Media Networks Inc., a provider of streaming video, audio and other digital media content. Like our company, FOTV Media Networks was founded and is controlled and managed by Mr. David. In August 2016, FOTV Media Networks commenced a “best efforts - $20 million minimum” initial public offering. The offering continued through late 2016, but the minimum offering amount was ultimately not reached and the offering was terminated. Just prior to beginning marketing efforts on FOTV Media Network’s offering, on the advice of the underwriter, Mr. David agreed to transfer a discrete portion of his historical hologram business within HUSA Development relating to the installation of holographic projection systems to FOTV Media Networks.

In November 2017, our subsidiary HUSA Development entered into an agreement of transfer (“Business Transfer Agreement”) with Hologram FOTV Productions Inc. (“Hologram FOTV”), a wholly-owned subsidiary of FOTV Media Networks Inc. The Business Transfer Agreement transferred the rights for the set-up and installation of hologram projection systems at theaters and other venues for presenting holographic performance (“Theater Business”) from Hologram FOTV to HUSA Development. As consideration for the transfer, we agreed to issue $5,000,000 or 625,000 shares, of our common stock to FOTV Media Networks. Since the transfer was between entities of common ownership, for accounting purposes, the shares of our common stock will be valued at the value of the cost basis of the Theater Business which is nil as of the date of transfer. FOTV Media Networks is no longer pursuing a separate public listing.

We lease our office space in Beverly Hills, California from FilmOn.com, Inc., a corporation controlled by Alki David.

On January 18, 2018, HUSA Development, a subsidiary of our company, entered into a two-year non-exclusive license agreement with Hologram FOTV Productions Inc. (“Hologram FOTV”), a wholly-owned subsidiary of FOTV Media Networks. HUSA Development is required to provide not less than one new hologram program, with an average program length of 30 to 40 minutes, during each 12-month period during the term of the agreement. Hologram FOTV is required to provide not less than 1,600 showings for each 12-month term. The ticket price of the showings will be $19.95 per seat. The parties have agreed to share the revenue from the exhibition of pre-recorded hologram programs and from merchandising revenue generated from the time the pre-recorded hologram is exhibited. First, 25% of gross revenue will be paid to the estate of the deceased performer, whose name and likeness is the subject of the pre-recorded hologram program (the “Estate Fee”). Next, after the Estate Fee has been deducted from gross revenue, HUSA Development will be entitled to an annual subscription fee for maintenance of the equipment of $100,000 per year. Next, after the Estate Fee has been deducted from gross revenue and HUSA Development’s annual subscription fee has been deducted from gross revenue, AGBOR will be computed as to the remaining gross revenue. AGBOR is defined as “Adjusted Gross Box Office Revenue” computed as gross box office revenue of the Venue, less credit card fees, handling fees and facilities fees charged by the Venue, not to exceed $1.50 per ticket. Finally, after the Estate Fee has been deducted from gross revenue and HUSA Development’s annual subscription fee has been deducted from gross revenue, and AGBOR has been computed, AGBOR revenue will be paid as follows:

(a)	HUSA Development will receive 75% of AGBOR and the venue will receive 25% of AGBOR until the full purchase price of the equipment will be paid to HUSA Development from 75% of AGBOR. If 75% of AGBOR payable to HUSA Development is less than the Monthly Purchase Price Payment each month, the venue will pay to HUSA Development the difference each month. If, in any month, 75% of AGBOR exceeds the Monthly Purchase Price Payment, the excess will apply to subsequent months.

(b)	Subsequent to the purchase price of the equipment being paid in full, HUSA Development will receive 50% of AGBOR and the venue will receive 50% of AGBOR.

All costs and expenses for the daily operation of the projection system, the commercial distribution of the hologram programs at the venue, and the operation of the box office will be paid for by the venue. The promotion and marketing for the hologram programming will be paid for by the venue pursuant to a budget mutually approved by the parties.

Related Party Transaction Policy and Related Matters

In all cases, we abide by applicable state corporate law when approving all transactions, including transactions involving officers, directors and affiliates. More particularly, following the closing, we will adopt a written policy which will require any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors. Upon the closing of this Offering, we expect to have three independent directors serving on the Board of Directors, and intend to maintain a Board of Directors consisting of a majority of independent directors.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth the number and percentage of our outstanding shares of common stock beneficially owned as of January 31, 2018, by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

●	each of our current directors and director nominees;

●	each of our current executive officers; and

●	all our current directors, director nominees and executive officers as a group.

Shares beneficially owned and percentage ownership before this Offering is based on 38,750,000 shares of common stock outstanding as of January 31, 2018. Percentage ownership after this Offering is based on 45,000,000 shares of common stock issued and outstanding immediately after the closing of this Offering, and assumes that none of the beneficial owners named below purchases shares in this Offering.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of our outstanding shares. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, the same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage Beneficially Owned” columns of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such columns may exceed 100%. Unless otherwise indicated, the address of each of the following persons is 342 N. Canon Drive, Suite 208, Beverly Hills, California 90210, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering	Percentage Beneficially Owned Before Offering	Percentage Beneficially Owned After Offering(1)
Alkiviades (Alki) David(2)	36,320,000	93.7%	80.7%
Mykola (Nick) Kutovyy	0	-	-
All directors and executive officers as a group (2 persons)	36,320,000	93.7%	80.7%

*	Less than 1% of outstanding shares.

(1)	Assuming the maximum offering amount is raised.

(2)

Represents shares of common stock owned of record by Anakando Ltd., a company organized under the laws of Saint Vincent and the Grenadines, and FOTV Media Networks Inc . , a Delaware corporation. Mr. David, our Chairman and Chief Executive Officer, is the sole shareholder of Anakando, majority shareholder of FOTV Media Networks Inc., and holds voting and dispositive power over the shares held directly by those companies. The address of Anakando is 111 Wardour Street, 1st Floor, London W1F 0UH, United Kingdom. The address of FOTV Media Networks Inc. is 338 N. Canon Drive, 3rd floor, Beverly Hills, CA 90210.

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DESCRIPTION OF SECURITIES

The following is a description of our capital stock and the material provisions of our certificate of incorporation, bylaws and other agreements to which we and our stockholders are parties, in each case upon the initial closing of this Offering.

General

Our authorized capital stock consists of 50,000,000 shares, of which 49,000,000 shares are common stock, par value $0.001 per share, and 1,000,000 shares are preferred stock, par value $0.001 per share. As of January 31, 2018, there were 38,750,000 shares of our common stock issued and outstanding held of record by five stockholders, and no shares of our preferred stock issued and outstanding. After giving effect to the closing of this Offering and the automatic conversion of our convertible promissory note in the principal amount of $3,000,000 issued in August 2017, 45,000,000 shares of common stock will be issued and outstanding. Each such outstanding share of our common stock will be validly issued, fully paid and non-assessable.

A description of the material terms and provisions of our certificate of incorporation that will be in effect at the closing of our initial public offering and affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary only.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors. Except for the election of directors, which are elected by a plurality vote, a majority vote of common stockholders is generally required to take action under our certificate of incorporation and bylaws.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Immediately prior to the date of this Offering Circular, we were authorized to issue 1,000,000 shares of preferred stock, of which no shares were outstanding. The Board of Directors will have the authority to issue this preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorized the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased by up to the authorized amount. Issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of our company and may adversely affect the rights of the holders of our common stock. Also, preferred stock could have preferences over our common stock (and other series of preferred stock) with respect to dividend and liquidation rights. We currently have no plans to issue any preferred stock.

Warrants

We have agreed to sell to the Placement Agent, for nominal consideration, warrants to purchase up to 312,500 shares of our common stock (assuming the maximum number of shares is sold) as additional consideration to the Placement Agent in this Offering. In addition, we have granted the Placement Agent “piggyback” registration rights with respect to the underlying shares. This piggyback registration right will not be greater than five years from the effective date of this Offering in compliance with FINRA Rule 5110(f)(2)(G)(v). See “Plan of Distribution.”

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Limitations on Directors’ Liability; Indemnification of Directors and Officers

As permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his or her duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

●	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

●	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act; however, we are in the process of obtaining such insurance.

Provisions of Our Certificate of Incorporation that May Have an Anti-Takeover Effect

Other than our authorized but unissued “blank-check” preferred stock available for future issuance without stockholder approval, as described under “Preferred Stock” above, our certificate of incorporation does not contain any provisions that may be deemed to have an anti-takeover effect or may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

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Potential for Anti-Takeover Effects

While certain provisions of Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Stock Exchange Listing

We have applied to have our common stock approved for trading on the Nasdaq Capital Market under the symbol “HOLO.”

Transfer Agent and Registrar

Upon the closing of this Offering, the transfer agent and registrar for our shares of common stock will be Continental Stock Transfer & Trust Company, located at 17 Battery Place, 8th Floor, New York, New York 10004.

59

DIVIDEND POLICY

To date, we have never paid or declared any cash dividends on our common stock. We currently intend to retain any future earnings to finance the operation and development of our business and we do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend on a number of factors, including, but not limited to, our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments, general business conditions, and other factors our Board of Directors deems relevant.

SHARES ELIGIBLE FOR FUTURE SALE

Before this Offering, there has not been a public market for shares of our common stock. Future sales of a substantial number of shares of our common stock, including shares issued upon the exercise of options and warrants, in the public market after this Offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Following this Offering, we will have 45,000,000 outstanding shares of our common stock, based on the number of shares outstanding as of January 31, 2018. This includes 6,250,000 shares that we are selling in this Offering, which shares may be resold in the public market immediately following our initial public offering, and assumes no additional exercise of options and warrants.

The 38,750,000 shares of common stock that were not offered and sold in this Offering, including the 468,750 shares of common stock issuable upon the automatic conversion of our convertible promissory note, will be upon issuance “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least 12 months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our common stock then outstanding; or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this Offering Circular before selling shares pursuant to Rule 701.

60

Lock-Up Agreements

We and our officers, directors and more than 5% stockholders have agreed, or will agree, with the Placement Agent, subject to certain exceptions, that, without the prior written consent of the Placement Agent, we and they will not, directly or indirectly, during the period ending six months after the date of the Offering Circular.

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the common stock or any securities convertible into or exchangeable or exercisable for the common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

●	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of the common stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Registration Statement on Form S-8

As of January 31, 2018, no stock options or other equity awards were outstanding under our 2018 Incentive Compensation Plan or any other plan. We intend to file a registration statement on Form S-8 under the Securities Act as promptly as possible after the final closing of this Offering to register shares that may be issued pursuant to our 2018 Incentive Compensation Plan. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lock-up agreements and market standoff agreements. For a description of our 2018 Incentive Compensation Plan, see “Executive Compensation – Proposed 2018 Incentive Compensation Plan.”

61

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the issuance of the shares of our common stock being offered by this Offering Circular as our counsel.

EXPERTS

The consolidated financial statements of Hologram USA Networks Inc. as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016 included in this Offering Circular have been so included in reliance on the report of RBSM LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the initial closing of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Hologram USA Networks Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Hologram USA Networks Inc.

We have audited the accompanying consolidated balance sheets of Hologram USA Networks, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2016. Hologram USA Networks Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those auditing standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hologram USA Networks, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ RBSM LLP

RBSM LLP

Larkspur, California

November 29, 2017, except for Note 10 as to which the date is January 31, 2018

F-1

Hologram USA Networks Inc.

Consolidated Balance Sheets

As of December 31,

(in thousands, except per share data)

	2016	2015
Assets

Cash and cash equivalents	$9	$5
Accounts receivable, net	51	179
Other current assets	46	15
Total current assets	106	199

Equipment and computers, net	358	664
Original content, net	517	310
Licensed properties, net	173	247
Other assets	-	42

Total Assets	$1,154	$1,462

Liabilities and stockholders’ deficit

Accounts payable and accrued liabilities	$2,424	$2,399
Deferred revenue	236	227
Related party payable	2,400	1,148
Total liabilities	5,060	4,074

Preferred stock, $0.001 par value and no shares issued or outstanding	-	-
Common stock, $0.001 par value; 37,656,251 shares issued and outstanding	38	38
Additional paid-in capital	6,880	4,964
Accumulated deficit	(10,824)	(7,614)
Total stockholders’ deficit	(3,906)	(2,612)

Total liabilities and stockholders’ deficit	$1,154	$1,462

The accompanying notes are integral to these consolidated financial statements.

F-2

Hologram USA Networks Inc.

Consolidated Statement of Operations and Other Comprehensive Income (Loss)

For the Years Ended December 31,

(in thousands , except share and per share data)

	2016	2015
Revenue, net	$999	$572
Cost of revenue	527	394
Gross profit	472	178

Operating expense
Depreciation and amortization	354	278
Legal fees	1,927	3,251
General and administrative expenses	1,851	1,339
Operating expenses	4,132	4,868
Loss from operations	(3,660)	(4,690)
Other income (expenses)
Interest expense	-	-
Other Income	450	100
Loss before provision for income taxes	(3,210)	(4,590)

Provision for income taxes	-	-
Net loss	(3,210)	(4,590)
Other comprehensive income (loss)	-	-
Comprehensive loss	$(3,210)	$(4,590)

Net loss per common share – basic and diluted	$(0.09)	$(0.12)
Weighted average number of shares outstanding – basic and diluted	37,656,251	37,656,251

The accompanying notes are integral to these consolidated financial statements.

F-3

Hologram USA Networks Inc.

Consolidated Statements of Stockholders Deficit

For the Years Ended December 31, 2016 and 2015

(in thousands, except per share data)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance January 1, 2015	37,656,251	$38	$1,350	$(3,024)	$(1,636)
	-	-	-	-	-
Capital contributions	-	-	2,933	-	2,933
Capital distributions	-	-	-	-	-
Change in affiliate companies advances	-	-	681	-	681
Net loss	-	-	-	(4,590)	(4,590)

Balance December 31, 2015	37,656,251	$38	$4,964	$(7,614)	$(2,612)

Capital contributions	-	-	2,324		2,324
Capital distributions	-	-	(58)		(58)
Change in affiliate companies advances			(350)		(350)
Net loss	-	-		(3,210)	(3,210)
Balance December 31, 2016	37,656,251	$38	$6,880	$(10,824)	$(3,906)

The accompanying notes are integral to these consolidated financial statements.

F-4

Hologram USA Networks Inc.

Consolidated Statement of Cash flows

For the Years Ended December 31,

(in thousands)

	2016	2015
Cash Flows - Operating Activities
Net loss	$(3,210)	$(4,590)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	354	278
Allowance for doubtful accounts	49	-
Write off terminated licensed property	115	200
Changes in operating assets and liabilities
Account receivable	79	(59)
Other current assets	11	(15)
Accounts payable and accrued expenses	25	596
Deferred revenue	9	227
Net Cash Used in Operating Activities	(2,568)	(3,363)

Cash Flows - Investing Activities
Other assets	-	(13)
Purchase of equipment and computers	(14)	(379)
Purchase of original content	(207)	(310)
Purchase of licensed property	(75)	(325)
Net Cash Used in Investing Activities	(296)	(1,027)

Cash Flows - Financing Activities
Capital contributions	2,324	2,933
Capital distributions	(58)	-
Change in affiliated companies advances	(350)	681
Net advances from related party	952	781
Net Cash Provided by Financing Activities	2,868	4,395

Net increase (decrease) in Cash	4	5
Cash, Beginning of Period	5	-
Cash, End of Period	$9	5

The accompanying notes are integral to these consolidated financial statements.

F-5

Hologram USA Networks Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

(in thousands except share data)

NOTE 1 – Nature of Business and Significant Accounting Policies

Nature of Operations

On November 17, 2017, Hologram USA Networks Inc. (the “Group” or the “Company”), a Delaware corporation, was formed to be the holding company for Anakando Ltd.’s (“Anakando”) multiple operating subsidiaries for its hologram production businesses. Anakando’s hologram production businesses operating subsidiaries are Hologram USA Inc. (“HUSA Inc.”), Hologram USA Entertainment Inc. ( “ HUSA Entertainment”) and HUSA Development Inc. (“HUSA Development”) (collectively , the “Subsidiaries”). Prior to the formation of the Company, the Subsidiaries were owned individually by Anakando Ltd. Anakando Ltd. completed the transfer of its equity interests in its subsidiaries to Hologram USA Networks, Inc. on November 17, 2017. Additionally, the Company completed a series of restructuring transactions through which the Company acquired the non-controlling interests in certain of the subsidiaries for common stock from third parties. The Company fully owns and operates the hologram business of Anakando, Ltd. The ownership in the subsidiaries were contributed to Hologram USA Networks Inc. by Anakando through a share for share exchange agreement (see Note 6 – Stockholders Deficit Contribution Agreements) .

Established in 2017, the Company operates in the entertainment media industry by focusing on the production of original hologram content, selling hologram equipment, and partnering with theater and other venues to install hologram projection systems for presenting holographic performances. The Company utilizes innovative techniques to create a product assortment that will appeal to a wide audience. The Company intends to reach its customers through a variety of channels, specifically through theaters capable of showing holographic content in the United States (“U.S.”) and select international markets. The Company produces its content in the U.S. and sources its equipment related products from contract manufacturers. Products are manufactured to meet the Company’s product specifications and standards.

The accompanying consolidated financial statements have presented assets and liabilities on a consolidated basis in a manner similar to a pooling-of-interests and include the results of each business since the date of common control, which for each entity is since incorporation. As the reorganization of entities under common control was consummated in November 2017 regarding the United States businesses of Anakando Ltd. Prior to the date of issuance of these consolidated financial statements, these transactions have been accounted for on a carryover value basis and are included in the consolidated financial statements of the Company as if these entities had always been owned by the Company.

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, HUSA Inc., HUSA Entertainment and HUSA Development.

F-6

Basis of Presentation

These accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for a period of twelve months following the date of issuance of these consolidated financial statements. As of December 31, 2016, the Company’s current liabilities exceeded its current assets by approximately $4,954. In addition, during the year ended December 31, 2016, the Company had a consolidated net loss of approximately $3,210 and net cash used in operating activities of approximately $2,568. These losses are primarily due to the continued strategic emphasis on growing our business including a focus on acquiring rights to the estates of certain artists, developing holographic programs and brand awareness of our holographic products. As of December 31, 2016, the current implementation of the strategic plan has been entirely funded by our sole director Alkiviades David (“Director”) through the Directors holding company Anakando. Since its inception, the Company has financed its activities principally from regular financing injections from the Director. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operating activities.

The Company is subject to a number of risks similar to those of other early stage companies, including uncertainty of product development and generation of revenues, dependence on outside sources of capital, dependence on third party suppliers and collaborators, successful protection of intellectual property and competition with larger, better-capitalized companies, ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfill its development activities and generating a level of revenues adequate to support the Company’s cost structure. The Company has secured working capital from its Director, but to meet its future strategic objectives, the Company continues to significantly invest in the acquisition of estate rights and development of holographic programs, which requires it to continue to explore alternative sources of capital to meet its ongoing cash needs. Subsequent to December 31, 2016, the Company entered into a $3,000 Note Purchase Agreement with an entity controlled by an unaffiliated family member of the Director. The future viability of the Company is dependent on its ability to generate cash from operating activities or to raise additional capital to finance its operations from external sources or from its Director. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies.

In November 2017, the Director issued a letter of financial support (“Letter of Financial Support”) to confirm that the Director has agreed to provide funding on an as needed basis to meet the working capital needs of the Company to ensure that the Company is able to meet its financial obligations as and when they fall due. There is no maximum dollar limit on the amount of funds which Mr. David will provide to the Company specified in the Letter of Financial Support. The type of financial support provided by the Director and the terms of such financial support are not specified in the Letter of Financial Support. The Letter of Financial Support was issued for at least a minimum period which is through March 31, 2019. The Director represented in the Letter of Financial Support that it has the requisite financial resources to meet its commitment to the Company under the Letter of Financial Support.

The Company’s management has taken several actions to enable the Company to meet its working capital needs through March 31, 2019, including reducing discretionary expenditures, expanding business in new territories and securing content and contracts to develop its entertainment offerings. The Company may also seek additional capital infusions to support its operations.

F-7

If it becomes necessary to seek the Director’s financial assistance under the current Letter of Financial Support and the Director is either unable or unwilling to fulfill its commitment to Company under the Letter of Financial Support or to extend the time period of such commitment if necessary, it may result in a material adverse effect on the Company and its financial position and its ability to continue operations.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Under the acquisition method, the acquiring entity in a business combination recognizes 100 percent of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent, the fair value of net assets acquired, including other identifiable assets, exceeds the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the consolidated statement of income (loss) from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred.

However, this guidance in ASC 805 for business combinations does not apply to combinations between entities or businesses under common control, according to FASB ASC 805-10-15-4(c). Particular guidance associated with common control transactions is included separately within the business combinations guidance at FASB ASC 805-50. In practice, the method that many entities have used to account for those transactions is similar to the pooling-of-interests method.

The “Transactions Between Entities Under Common Control” subsections of ASC 805-50 provide guidance on preparing financial statements and related disclosures for the entity that receives the net assets. FASB ASC 805-50-15-6 does provide guidance on the types of transactions that qualify as common control transactions. Specifically, when a parent transfers its controlling interest in several wholly and majority owned subsidiaries into a new wholly owned subsidiary. This transaction is a change in legal organization but not a change in the reporting entity. When accounting for transfers of assets or exchanges of shares between entities under common control, using the provisions of FASB ASC 805-50-30, the entity that receives the net assets or equity interests is required to measure the recognized assets and liabilities transferred at their carry amounts in the accounts of the transferring entity.

F-8

Certain Risks and Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable. Accounts receivable are typically unsecured and are derived from advertising revenue earned from advertising customers for delivering ad impressions on the Company’s digital platform and from billings to ad networks that represent adverting customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. Although typical payment terms for the online advertising industry are slow, historically, write-off losses have been minimal and within management’s expectations. As of December 31, 2016 and 2015, the allowances for doubtful accounts was $49 and $0, respectively.

During the year ended December 31, 2016, the Company had four customers whose contributions to its revenue were approximately 20%, 18%, 16% and 11% of total revenue, respectively. During the year ended December 31, 2015, the Company had four customers whose contributions to its revenue were approximately 27%, 26%, 21% and 17% of total revenue, respectively.

Use of Estimates

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Actual results could differ materially from these estimates.

On an ongoing basis, estimates, including the following:

●	the useful lives of property and equipment and intangible assets;

●	assumptions used in determining the need for, and amount of, a valuation allowance on net deferred tax assets; and

●	film cost amortization.

Estimates are based on historical experience, available market information, appropriate valuation methodologies, and on various other assumptions that the Company believes to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Fair Value of Financial Instruments

The carrying amount of the Company’s cash and cash equivalents, receivables from customers, accounts payable, accrued expenses, amounts due to the Director and notes payable – related parties and notes payable – third parties approximates fair value because of the short maturity and liquidity of those instruments.

F-9

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 -	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 -	Other inputs that are directly or indirectly observable in the marketplace.
Level 3 -	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2016 and 2015. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable, accrued liabilities, related party advances, and convertible notes payable. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable consists of customer obligations due under normal trade terms, carried at their face value less an allowance for doubtful accounts, if required. The Company determines its allowance for doubtful accounts based on an evaluation of the aging of its accounts receivable and on a customer-by-customer basis as appropriate. The Company’s reserve analysis contemplates the Company’s historical loss rate on receivables and specific customer situations.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three years. Leasehold improvements are depreciated over shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

F-10

Depreciation expense for the years ended December 31, 2016 and 2015 was $320 and $257, respectively.

Intangible Assets and Impairment

Original Content

Original content costs include capitalized production costs and production overhead, which are stated at the lower of cost less accumulated amortization. Marketing, distribution and general and administrative costs are expensed as incurred. The Company begins amortization of original content cost when the productions are complete and the Company has established a distribution channel for the content. The Company anticipates the opening of the first holographic theater during the fourth quarter of 2017, at which time original content costs will be amortized. Costs of the Company’s original content are subject to regular recoverability assessments, which compares the estimated fair values with the unamortized costs. The Company bases these fair value measurements on the Company’s assumptions about how market participants would price the asset at the balance sheet date, which may be different than the amounts ultimately realized in future periods. The amount by which the unamortized costs of original content cost exceed their estimated fair values is written off. Original content costs for projects that have been abandoned or have not been set for production within three years are generally written off. Management has determined that original content cost will be expensed using the straight-line basis over an estimated period of 10 years.

During the years ended December 31, 2016 and 2015, the Company wrote off approximately $25 and nil of capitalized original content cost.

Licensed Properties

Licensed properties consist of payments for the exclusive global hologram projection distribution rights for all media for original holographic shows of artists. The contracts require the Company to make a payment, which is either an upfront license fee against future royalties or a one-time fee to secure the rights with obligations to pay royalties from future revenue streams. The Company amortizes the license fees over the contractual life of the contract. The license fees are subject to regular recoverability assessments, which compares the estimated fair values with the unamortized costs. The Company bases these fair value measurements on the Company’s assumptions about how market participants would price the asset at the balance sheet date, which may be different than the amounts ultimately realized in future periods. The amount by which the unamortized license fees exceed their estimated fair values is written off. The license fees for properties that have been abandoned or have not been set for production within three years are generally written off.

Amortization expense for the years ended December 31, 2016 and 2015 was $34 and $22, respectively.

During the years ended December 31, 2016 and 2015, the Company wrote off approximately $115 and $200 of licensed properties cost.

F-11

Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There were no impairment losses during the years ended December 31, 2016 and 2015. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Litigation Reserves

There are a variety of legal proceedings pending or threatened against the Company. Accruals are recorded when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated based on current law, progress of each case, opinions and views of legal counsel and other advisers, the Company’s experience in similar matters and intended response to the litigation. The accrual for potential claims, which are not discounted and are exclusive of claims against third parties, are adjusted periodically as assessment efforts progress or additional information becomes available. The Company expenses amounts for administering or litigating claims as incurred. As of December 31, 2016 and 2015, the Company has not accrued expenses for threating or pending litigation matters.

Revenue Recognition

The Company has three primary revenue streams: (i) rental of the Company’s hologram projection technology, (ii) the licensing of the Company’s holographic technology with the sale of the Company’s hologram projection foil and (iii) production of holographic shows. The Company recognizes revenue when (a) there is persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

Marketing

Marketing expenses consist primarily of advertising expenses. Advertising expenses include promotional activities such as television and online advertising. Advertising costs are expensed as incurred. Advertising expenses were approximately zero for the years ended December 31, 2016 and 2015, respectively.

Income Taxes

The results of the Company have been included in the consolidated income tax assessments of the Directors group of companies for the periods presented. In the periods presented prior to November 2017, there was no formal tax sharing agreement between the Company and Subsidiaries. Tax losses and credits generated by one member of the group that were utilized by another group member generally were not compensated by the utilizing member. In preparing the consolidated financial statements the provision for income taxes has been calculated as if Hologram USA Networks and subsidiaries had been standalone entities and filed separate returns during the periods presented.

F-12

The Company accounts for income taxes in accordance with the asset and liability method prescribed by FASB ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the rates have changed.

The Directors group of companies manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of the tax strategies that Hologram USA Networks would have followed or will follow as a standalone entity. Losses generated by the Company’s businesses historically were available to, and maybe utilized by the Director’s group of companies in its tax strategies with respect to entities or operations not forming part of the Company’s businesses. Therefore, any deferred tax assets in respect of operating loss carryforwards and tax credits have been fully offset by valuation allowances. This treatment also reflects the Company’s inability to quantify the amounts of these deferred tax assets, although the existence of these assets is acknowledged but the assets are not susceptible to accurate estimation. In the periods presented, current tax benefits are recognized to the extent of any deferred tax expense and increase in deferred tax liabilities recognized in the same period. Existing deferred tax liability balances are not considered in the evaluation of the ability to recognize current tax benefits and the associated deferred tax assets due to the inability to estimate the amount of deferred tax assets existing at the beginning of the periods presented which could partially or fully offset the existing deferred tax liabilities. Where loss carryforwards generated by one of the Company’s businesses were available to offset income from the same business or another of the Company’s businesses within a given jurisdiction during the periods presented, the Company has reflected such loss carryforwards in the period they arose and has assessed its ability to realize these deferred tax assets based on the available evidence.

The Company incurred losses thus no income taxes are deemed to have been paid on behalf of the Company by the Director’s group of companies. The Company will file separate United States federal income tax returns only.

The Company and the Director’s group have (or will) enter into tax sharing agreements effective November X, 2017, that will generally govern the Director’s group of companies and the Company’s respective rights, responsibilities and obligations for taxes after the registration of Hologram USA Networks’ shares. With respect to all taxes for any tax period ending on or before November 2017, the Director’s group of companies generally will retain responsibility for any federal, foreign, and certain state taxes due and will benefit from tax refunds available. For any tax years subsequent to that date, the Company will be responsible for federal, foreign, and state taxes due and will benefit from tax refunds available.

Effective November 2017, the Company received its ownership of its subsidiaries from Anakando in a non-taxable asset transaction; accordingly, the Company will obtain a depreciable basis equal to the carrying value of the assets received from Mr. David’s group of companies.

F-13

Basic and Diluted Net Loss per Common Share:

Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective for the Company beginning January 1, 2018. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-05 “Intangibles-Goodwill and Other-Internal-Use Software.” The standard amended the existing accounting standards for intangible assets and provides explicit guidance to customers in determining the accounting for fees paid in a cloud computing arrangement, wherein the arrangements that do not convey a software license to the customer are accounted for as service contracts. The pronouncement is effective for reporting periods beginning after December 15, 2015. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those annual years, and early application is permitted. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in the Accounting Standards Codification (the “ASC”). There have been a number of ASUs to date, including those above, that amend the original text of the ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact the Company’s financial statements.

F-14

NOTE 2 – Equipment and Computers

Property and equipment are recorded at cost and presented net of depreciation. The components of property and equipment consist of the following as of December 31, (in thousands):

	2016	2015
Computer equipment	$59	$55
Office furniture and equipment	13	13
Audio and video equipment	523	513
Leasehold improvements	163	163
Automobiles	173	173
Computer software	115	115
Total	1,046	1,032
Less accumulated depreciation	688	368
Net book value	$358	$664

NOTE 3 –Original Content

Original content is recorded at cost and presented net of amortization. The components of original content consist of the following as of December 31, (in thousands):

	2016	2015
Original content - in production	$517	$310
Original content - released	-	-
Total	517	310
Accumulated amortization	-	-
Net book value	$517	$310

At December 31, 2016, original content has remaining unamortized cost of approximately $517. The Company will amortize the original content cost when the productions are completed and ready for distribution. The Company will amortize the production cost over ten years. The productions will be ready for distribution once the productions are complete and the Company has established a distribution channel. As of November 2017, the Company’s affiliate company has opened its first theater, so amortization will begin in November 2017.

NOTE 4 – Licensed Property

Licensed property is recorded at cost and presented net of amortization. The components of licensed property consist of the following as of December 31, (in thousands):

	2016	2015
Acquired licenses	$231	$271
Less Accumulated amortization	58	24
Net book value	$173	$247

At December 31, 2016, licensed property has remaining unamortized cost of approximately $231, which is amortized straight-line over the contractual life of the contracts.

F-15

NOTE 5 – Commitments and Contingencies

Lease

The Company has a month-to-month lease agreement with an entity related to the Director and requires monthly payments of approximately $14 per month.

During the years ended December 31, 2016 and 2015, rent expense was $164 and $159, respectively. The rent expense was paid in cash to the lessor during the years ended December 31, 2016 and 2015, respectively, and the remaining expense related to prepaid rent was amortized on a monthly basis.

NOTE 6 – Stockholders’ Deficit

Preferred Stock

The Company has authorized 1,0000,000 shares of preferred stock, each share having a par value of $0.001. No shares have been issued or are outstanding to date.

Common Stock

The Company has authorized 49,000,000 shares of common stock, each share having a par value of $0.001.

Contribution Agreements

In November 2017, the Company entered into share for share exchange agreements, (“Contribution Agreements”) with the shareholders of HUSA Inc., HUSA Entertainment and HUSA Development. The Contribution Agreements provide for the Company to issue in the aggregate 37,656,251 shares of the Company’s common stock for 100% of the issued and outstanding shares, as of the date of the share exchange, for each of the Subsidiaries, or 3,765,625 shares for 100% of the issued and outstanding shares, as of the date of the Contribution Agreements, of HUSA Inc., and 16,945,313 shares to each of HUSA Entertainment and HUSA Development for 100% of the issued and outstanding shares for each as of the date of the Contribution Agreements.

The share data and dollar amounts presented in these financial statements have been presented to reflect as if the share for share exchanges occurred as of January 1, 2015.

F-16

NOTE 7 – Related Party Transactions

During the years ended December 31, 2016 and 2015, Alki David Productions Inc. (“ADP”), an entity owned by the Director, performed production services for the Company. The production cost total approximately $0 and $610, respectively, which has been recorded as original content costs.

During the years end ed December 31, 2016 and 2015, the employees who worked for the Company were legally employees of ADP. The total compensation cost for these employees for the years ended December 31, 2016 and 2015, the total payroll was $236 and $265, respectively.

During the years ended December 31, 2016 and 2015, certain entities owned by the Director paid expenses on behalf of the Company or the Company paid expenses on behalf of the entities. As the amounts will not be repaid and the entities are under common control, the amounts have been recorded as contribution or distribution (from)/to the Director. The following table presents the balances as of December 31 (in thousands):

	2016	2015
3D Head, Inc.	$148	$148
Advirally, Inc.	2	-
Alki David Productions, Inc.	(777)	(1,085)
ETV Networks, Inc.	20	(19)
	$(607)	$(955)

NOTE 8 – Income Taxes

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	2016	2015
Current tax provision:
Federal	$-	$-
State	-	-
Total	-	-

Deferred tax provision:
Federal	(3,318)	(2,355)
State	(912)	(667)
Total	(4,230)	(3,021)
Valuation allowance	4,230	3,021
Total provision for income taxes	$-	$-

Reconciliations of the United States federal statutory rate to the actual tax rate are as follows for the period ended December 31:

	2016	2015
Federal tax at statutory rate	35.0%	35.0%
Permanent differences:
State taxes, net of federal benefit	18.7%	9.6%
Stock compensation	0%	0%
Non-deductible entertainment	0%	0%
Temporary differences:
Accounts payable and accrued liabilities	0%	0%
Other	0%	0%
Change in valuation allowance	(53.7)%	(44.6)%
Total provision	0%	0%

F-17

The components of the Company’s deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2016	2015
Current:
Other	$-	$-

Noncurrent:
Net operating loss carryforwards	10,410	6,180
Intangible assets and startup costs	-	-
Valuation allowance	(10,410)	(6,180)
Net deferred tax asset	$-	$-

Based on federal tax returns filed or to be filed through December 31, 2016, the Company had available approximately $4,230 in United States tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure. Net operating loss carryforwards start to expire 2034 or 20 years for federal income and state tax reporting purposes.

The Company is subject to tax in the United States and files federal tax returns and California state tax returns. The Company is subject to United States federal, state and local income tax examinations by tax authorities for all periods starting in 2013. The Company currently is not under examination by any tax authority.

NOTE 9 – Subsequent Events

In accordance with ASC 855, “Subsequent Events, ” the Company has evaluated all subsequent events through November 29, 2017, the date the financial statements were available to be issued. The following significant events occurring after December 31, 2016 are discussed below:

On August 24, 2017, the Company entered into a Note Purchase Agreement with an entity controlled by an unaffiliated family member of the Director, pursuant to which the Company issued to the investor a convertible promissory note due September 30, 2019, in the principal amount of $3,000. The note was funded in two equal installments in August and September 2017, and accrues interest at a rate of 1.29% per annum from the date of funding, payable at maturity. The entire principal amount of the note is automatically convertible into shares of the Company’s common stock concurrently with the closing of a public offering at a conversion price per share equal to 66.67% of the gross price per share of common stock to be received by the Company in such offering.

In November 2017, HUSA Development entered into an agreement of transfer (“Business Transfer Agreement”) with Hologram FOTV Productions Inc. (“Hologram FOTV”), an entity, which is a wholly - owned subsidiary of FOTV Media Networks Inc. (“FOTV) whose majority shareholder is the Director. The Business Transfer Agreement transfers the rights for the set-up and installation of Hologram projection systems at theaters and other venues for presenting holographic performance (“Theater Business”) from Hologram FOTV to HUSA Development. As consideration for the transfer, the Company has agreed to issue $5,000, or 625 shares, of the Company’s common stock to FOTV. Since the transfer is between entities of common ownership, for accounting purposes , the shares of the Company’s common stock will be valued at the value of the cost basis of the Theater Business which is nil as of the date of transfer.

F-18

NOTE 10 – Subsequent Events

In accordance with ASC 855, “Subsequent Events,” the Company has evaluated all subsequent events through November 29, 2017, the date the financial statements were available to be issued. The following significant events occurred after November 29, 2017:

On January 18, 2018, HUSA Development, a subsidiary of the Company, entered into a two-year non-exclusive license agreement (the “Agreement”) with Hologram FOTV Productions Inc. (“Hologram FOTV”), a wholly-owned subsidiary of FOTV Media Networks. HUSA Development is required to provide not less than one new hologram program, with an average program length of 30 to 40 minutes, during each 12-month period during the term of the Agreement. Hologram FOTV is required to provide not less than 1,600 showings for each 12-month term. The ticket price of the showings shall be $19.95 per seat. The parties have agreed to share the revenue from the exhibition of pre-recorded hologram programs and from merchandising revenue generated from the time the pre-recorded hologram is exhibited as follows:

1)	First 25% of gross revenue shall be paid to the estate of the deceased performer, whose name and likeness is the subject of the pre-recorded hologram program (the “Estate Fee”).

2)	Next, after the Estate Fee has been deducted from gross revenue, HUSA Development will be entitled to an annual subscription fee for maintenance of the equipment of $100,000 per year.

3)	Next, after the Estate Fee has been deducted from gross revenue and HUSA Development’s annual subscription fee has been deducted from gross revenue, AGBOR shall be computed as to the remaining gross revenue. AGBOR is defined as “Adjusted Gross Box Office Revenue” computed as gross box office revenue of the Venue, less credit card fees, handling fees and facilities fees charged by the Venue, not to exceed $1.50 per ticket.

4)	Next, after the Estate Fee has been deducted from gross revenue and HUSA Development’s annual subscription fee has been deducted from gross revenue, and AGBOR has been computed, AGBOR revenue shall be paid as follows:

a)	HUSA Development will receive 75% of AGBOR and Venue shall receive 25% of AGBOR until the full purchase price of the equipment shall be paid to HUSA Development from 75% of AGBOR. If 75% of AGBOR payable to HUSA Development is less than the Monthly Purchase Price Payment each month, Venue shall pay to HUSA Development the difference each month. If, in any month, 75% of AGBOR exceeds the Monthly Purchase Price Payment, the excess will apply to subsequent months.

b)	Subsequent to the purchase price of the equipment being paid in full, HUSA Development will receive 50% of AGBOR and Venue will receive 50% of AGBOR.

All costs and expenses for the daily operation of the projection system, the commercial distribution of the hologram programs at the Venue, and the operation of the box office shall be paid for by the Venue. The promotion and marketing for the hologram programming shall be paid for by the Venue pursuant to a budget mutually approved by the parties.

F-19

Hologram USA Networks Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and cash equivalents	$51	$9
Accounts receivable, Net	-	51
Other current assets	47	46
Total current assets	98	106
Equipment and computers, net	229	358
Original content, net	598	517
Licensed properties, net	132	173
Total Assets	$1,057	$1,154

Liabilities and stockholders’ deficit
Accounts payable and accrued liabilities	$1,947	$2,424
Deferred Revenue	834	236
Related Party payable	1,306	2,400
Total liabilities	4,087	5,060

Preferred stock, $0.001 par value and no shares issued or outstanding	-	-
Common stock, $0.001 par value; 37,656,251 shares issued and outstanding	38	38
Additional paid-in capital	8,404	6,880
Accumulated deficit	(11,472)	(10,824)
Total stockholders’ deficit	(3,303)	(3,906)
Total liabilities and stockholders’ deficit	$1,057	$1,154

See accompanying notes to the financial statements

F-20

Hologram USA Networks Inc.

Unaudited Consolidated Statement of Operations and Other Comprehensive Loss

For the Six Months ended June 30,

(in thousands , except share and per share data)

	2017	2016
	(unaudited)	(unaudited)
Revenue, net	$706	$575
Cost of revenue	572	353
Gross profit	134	222

Operating expense
Depreciation and amortization	145	193
Legal fees	188	1,518
General and administrative expenses	448	977
Operating expenses	781	2,688
Loss from operations	(647)	(2,466)
Other income (expenses)
Interest expense
Other Income	-	455
	(647)	(2,011)
Provision for income taxes	-	-
Net loss	(647)	(2,011)
Other comprehensive income (loss)	-	-
Comprehensive loss	$(647)	$(2,011)

Loss per common share – basic and diluted	$(0.02)	$(0.05)
Weighted average number of shares outstanding – basic and diluted	37,656,251	37,656,251

See accompanying notes to the financial statements

F-21

Hologram USA Networks Inc.

Unaudited Consolidated Statement of Cash flows

For the Six Months Ended June 30,

(In thousands)

	2017	2016
	(unaudited)	(unaudited)
Cash Flows - Operating Activities
Net loss	$(647)		$(2,011)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	145		193
Write-off of licensed properties	25		-
Changes in operating assets and liabilities
Account receivable	50		107
Other current assets	-		(97)
Accounts payable and accrued expenses	(478)		689
Deferred revenue	598		(35)
Net Cash Used in Operating Activities	(307)		(1,154)

Cash Flows - Investing Activities
Purchase of equipment and computers	-		(13)
Purchase of original content	-		(81)
Purchase of licensed property	(81)		(143)
Net Cash Used in Investing Activities	(81)		(237)

Cash Flows - Financing Activities
Capital contributions	1,230		1,066
Capital distributions	-		(40)
Change in affiliated companies advances	294		(82)
Net Advances from affiliates	(1,094)		485
Net Cash Provided by Financing Activities	430		1,429

Net increase (decrease) in Cash	42		38
Cash, Beginning of Period	9		5
Cash, End of Period	$51		43

Supplemental disclosure of cash flow information:
Cash paid for interest	$-		$-
Cash paid for income taxes	$-		$-

Noncash investing and financing activities:
	$-	$
	$-	$

See accompanying notes to the financial statements

F-22

Hologram USA Networks Inc.

Notes to the Unaudited Consolidated Financial Statements

For the Six Months Ended June 30, 2017 and 2016

(In thousands)

NOTE 1 – Nature of Business and Significant Accounting Policies

Nature of operations

On November 17, 2017, Hologram USA Networks Inc. (the “Group” or the “Company”), a Delaware corporation, was formed to be the holding company for Anakando Ltd.’s (“Anakando”) multiple operating subsidiaries for its hologram production businesses. Anakando’s hologram production businesses operating subsidiaries are Hologram USA Inc. (“HUSA Inc.”), Hologram USA Entertainment Inc. ( “ HUSA Entertainment”) and HUSA Development Inc. (“HUSA Development”) (collectively , the “Subsidiaries”). Prior to the formation of the Company, the Subsidiaries were owned individually by Anakando Ltd. Anakando Ltd. completed the transfer of its equity interests in its subsidiaries to Hologram USA Networks, Inc. on November 17, 2017. Additionally, the Company completed a series of restructuring transactions through which the Company acquired the non-controlling interests in certain of the subsidiaries for common stock from third parties. The Company fully owns and operates the hologram business of Anakando, Ltd. The ownership in the subsidiaries was contributed to Hologram USA Networks Inc. by Anakando through a share for share exchange agreement (see Note 6 – Stockholders Deficit Contribution Agreements) .

Established in 2017, the Company operates in the entertainment media industry by focusing on the production of original hologram content, selling hologram equipment, and partnering with theater and other venues to install hologram projection systems for presenting holographic performances. The Company utilizes innovative techniques to create a product assortment that will appeal to a wide audience. The Company intends to reach its customers through a variety of channels, specifically through theaters capable of showing holographic content in the United States (“U.S.”) and select international markets. The Company produces its content in the U.S. and sources its equipment related products from contract manufacturers. Products are manufactured to meet the Company’s product specifications and standards.

The accompanying unaudited consolidated financial statements have presented assets and liabilities on a consolidated basis in a manner similar to a pooling-of-interests and include the results of each business since the date of common control, which for each entity is since incorporation. As the reorganization of entities under common control was consummated in November 2017 regarding the United States businesses of Anakando Ltd. Prior to the date of issuance of these consolidated financial statements, these transactions have been accounted for on a carryover value basis and are included in the consolidated financial statements of the Company as if these entities had always been owned by the Company.

These unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, HUSA Inc., HUSA Entertainment and HUSA Development.

Basis of presentation

The accompanying unaudited consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by GAAP for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) that are considered necessary for a fair presentation of the condensed financial statements of the Company as of June 30, 2017 and for the six months ended June 30, 2017 and 2016. The results of operations for the six months ended June 30, 2017 are not necessarily indicative of the operating results for the full year ended December 31, 2017, or any other period. These condensed financial statements should be read in conjunction with the audited financial statements and related disclosures of the Company as of December 31, 2016 and 2015 and for the years then ended included in the Company’s offering circular filed with the Securities and Exchange Commission on November 29, 2016.

F-23

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures.

These accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for a period of twelve months following the date of issuance of these consolidated financial statements. As of June 30, 2017, the Company’s current liabilities exceeded its current assets by approximately $3,989. In addition, during the six months ended June 30, 2017, the Company had a consolidated net loss of approximately $647 and net cash used in operating activities of approximately $307. These losses are primarily due to the continued strategic emphasis on growing our business including a focus on acquiring rights to the estates of certain artists, developing holographic programs and brand awareness of our holographic products. As of June 30, 2017, the current implementation of the strategic plan has been entirely funded by our sole director Alkiviades David (“Director”) through the Directors holding company Anakando through advances and capital contributions. Since its inception, the Company has financed its activities principally from regular financing injections from the Director. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operating activities.

The Company is subject to a number of risks similar to those of other early stage companies, including uncertainty of product development and generation of revenues, dependence on outside sources of capital, dependence on third party suppliers and collaborators, successful protection of intellectual property and competition with larger, better-capitalized companies, ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfill its development activities and generating a level of revenues adequate to support the Company’s cost structure. The Company has secured working capital from its Director, but to meet its future strategic objectives, the Company continues to significantly invest in the acquisition of estate rights and development of holographic programs, which requires it to continue to explore alternative sources of capital to meet its ongoing cash needs. Subsequent to June 30, 2017, the Company entered into a $3,000,000 Note Purchase Agreement with an entity controlled by an unaffiliated family member of the Director. The future viability of the Company is dependent on its ability to generate cash from operating activities or to raise additional capital to finance its operations from external sources or from its Director. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies.

In November 2017, the Director issued a letter of financial support (“Letter of Financial Support”) to confirm that the Director has agreed to provide funding on an as needed basis to meet the working capital needs of the Company to ensure that the Company is able to meet its financial obligations as and when they fall due. There is no maximum dollar limit on the amount of funds which Mr. David will provide to the Company specified in the Letter of Financial Support. The type of financial support provided by the Director and the terms of such financial support are not specified in the Letter of Financial Support. The Letter of Financial Support was issued for at least a minimum period which is through March 31, 2019. The Director represented in the Letter of Financial Support that it has the requisite financial resources to meet its commitment to the Company under the Letter of Financial Support.

F-24

The Company’s management has taken several actions to enable the Company to meet its working capital needs through March 31, 2019, including reducing discretionary expenditures, expanding business in new territories and securing content and contracts to develop its entertainment offerings. The Company may also seek additional capital infusions to support its operations.

If it becomes necessary to seek the Director’s financial assistance under the current Letter of Financial Support and the Director is either unable or unwilling to fulfill its commitment to Company under the Letter of Financial Support or to extend the time period of such commitment if necessary, it may result in a material adverse effect on the Company and its financial position and its ability to continue operations.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Under the acquisition method the acquiring entity in a business combination recognizes 100 percent of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceeds the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the consolidated statement of income (loss) from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective for the Company beginning January 1, 2018. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-05 “Intangibles-Goodwill and Other-Internal-Use Software.” The standard amended the existing accounting standards for intangible assets and provides explicit guidance to customers in determining the accounting for fees paid in a cloud computing arrangement, wherein the arrangements that do not convey a software license to the customer are accounted for as service contracts. The pronouncement is effective for reporting periods beginning after December 15, 2015. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures.

F-25

In February 2016, the FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those annual years, and early application is permitted. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in the Accounting Standards Codification (the “ASC”). There have been a number of ASUs to date, including those above, that amend the original text of the ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact the Company’s financial statements.

NOTE 2 – Equipment and Computers

Property and equipment are recorded at cost and presented net of depreciation. The components of property and equipment consist of the following as of June 30, 2017 and December 31, 2016, respectively, (in thousands):

	2017	2016
Computer equipment	$59	$59
Office furniture and equipment	13	13
Audio and video equipment	523	523
Leasehold improvements	163	163
Automobiles	173	173
Computer software	115	115
Total	1,046	1,046
Less accumulated depreciation	817	688
Net book value	$229	$358

Equipment and computer depreciation expense for the six months June 30, 2017 and 2016 was $129 and $176, respectively.

NOTE 3 – Original Content

Original content is recorded at cost and presented net of amortization. The components of original content consist of the following as of June 30, 2017 and December 31, 2016, respectively, (in thousands):

	2017	2016
Original content - in production	$598	$517
Original content - released	-	-
Total	598	517
Accumulated amortization	-	-
Net book value	$598	$517

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At June 30, 2017 original content has remaining unamortized cost of approximately $810. The Company will amortize the original content cost when the productions are completed and ready for distribution. The Company will amortize the production cost over ten years. The productions will be ready for distribution once the productions are complete and the Company has established a distribution channel. As of November 2017, the Company’s affiliate company has opened its first theater, so amortization will begin in November 2017.

NOTE 4 – Licensed Property

Licensed property is recorded at cost and presented net of amortization. The components of licensed property consist of the following as of June 30, 2017 and December 31, 2016, respectively, (in thousands):

	2017	2016
Acquired licenses	$206	$231
Less Accumulated amortization	74	58
Net book value	$132	$173

Licensed property amortization expense for the six months June 30, 2017 and 2016 was $16 and $17, respectively.

During the six months ended June 30, 2017 and 2016, the Company wrote off approximately $25 and $0 of licensed properties cost.

NOTE 5 – Related Party Transactions

During the six months ended June 30, 2017 and 2016, the employees who worked for the Company were legally employees of Alki David Productions. The total compensation cost for these employees for the six months ended June 30, 2017 and 2016, the total payroll was $236 and $265, respectively.

During the six months ended June 30, 2017 and 2016, certain entities owned by the Director paid expenses on behalf of the Company or the Company paid expenses on behalf of the entities. As the amounts will not be repaid and the entities are under common control, the amounts have been recorded as contribution or distribution (from)/to the Director. The following table presents the balances as of June 30, 2017 and December 31, 2016 (in thousands):

	2017	2016
3D Head, Inc.	$148	$148
Advirally, Inc.	2	2
Alki David Productions, Inc.	(1,039)	(746)
ETV Networks, Inc.	20	20
	$(869)	$(576)

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NOTE 6 – Subsequent Events

In accordance with ASC 855, “Subsequent Events, ” the Company has evaluated all subsequent events through November 30, 2017, the date the financial statements were available to be issued. The following significant events occurring after June 30, 2017 are discussed below:

On August 24, 2017, we entered into a Note Purchase Agreement with an entity controlled by an unaffiliated family member of Alki David, our Chairman and Chief Executive Officer, pursuant to which we issued to the investor a convertible promissory note due September 30, 2019, in the principal amount of $3,000. The note was funded in two equal installments in August and September 2017, and accrues interest at a rate of 1.29% per annum from the date of funding, payable at maturity. The entire principal amount of the note is automatically convertible into shares of our common stock concurrently with the closing of this Offering at a conversion price per share equal to 66.67% of the gross price per share of common stock to be received by us in this Offering.

In November 2017, HUSA Development entered into an agreement of transfer (“Business Transfer Agreement”) with Hologram FOTV Productions Inc. (“Hologram FOTV”), an entity, which is a wholly - owned subsidiary of FOTV Media Networks Inc. (“FOTV) whose majority shareholder is the Director. The Business Transfer Agreement transfers the rights for the set-up and installation of Hologram projection systems at theaters and other venues for presenting holographic performance (“Theater Business”) from Hologram FOTV to HUSA Development. As consideration for the transfer, the Company has agreed to issue $5,000, or 625,000 shares, of the Company’s common stock to FOTV. Since the transfer is between entities of common ownership, for accounting purposes , the shares of the Company’s common stock will be valued at the value of the cost basis of the Theater Business which is nil as of the date of transfer.

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NOTE 7 – Subsequent Events

In accordance with ASC 855, “Subsequent Events,” the Company has evaluated all subsequent events through November 30, 2017, the date the financial statements were available to be issued. The following events occurred after November 30, 2017:

On January 18, 2018, HUSA Development, a subsidiary of the Company, entered into a two-year non-exclusive license agreement (the “Agreement”) with Hologram FOTV Productions Inc. (“Hologram FOTV”), a wholly-owned subsidiary of FOTV Media Networks. HUSA Development is required to provide not less than one new hologram program, with an average program length of 30 to 40 minutes, during each 12-month period during the term of the Agreement. Hologram FOTV is required to provide not less than 1,600 showings for each 12-month term. The ticket price of the showings shall be $19.95 per seat. The parties have agreed to share the revenue from the exhibition of pre-recorded hologram programs and from merchandising revenue generated from the time the pre-recorded hologram is exhibited as follows:

1)	First 25% of gross revenue shall be paid to the estate of the deceased performer, whose name and likeness is the subject of the pre-recorded hologram program (the “Estate Fee”).

2)	Next, after the Estate Fee has been deducted from gross revenue, HUSA Development will be entitled to an annual subscription fee for maintenance of the equipment of $100,000 per year.

3)	Next, after the Estate Fee has been deducted from gross revenue and HUSA Development’s annual subscription fee has been deducted from gross revenue, AGBOR shall be computed as to the remaining gross revenue. AGBOR is defined as “Adjusted Gross Box Office Revenue” computed as gross box office revenue of the Venue, less credit card fees, handling fees and facilities fees charged by the Venue, not to exceed $1.50 per ticket.

4)	Next, after the Estate Fee has been deducted from gross revenue and HUSA Development’s annual subscription fee has been deducted from gross revenue, and AGBOR has been computed, AGBOR revenue shall be paid as follows:

a)	HUSA Development will receive 75% of AGBOR and Venue shall receive 25% of AGBOR until the full purchase price of the equipment shall be paid to HUSA Development from 75% of AGBOR. If 75% of AGBOR payable to HUSA Development is less than the Monthly Purchase Price Payment each month, Venue shall pay to HUSA Development the difference each month. If, in any month, 75% of AGBOR exceeds the Monthly Purchase Price Payment, the excess will apply to subsequent months.

b)	Subsequent to the purchase price of the equipment being paid in full, HUSA Development will receive 50% of AGBOR and Venue will receive 50% of AGBOR.

All costs and expenses for the daily operation of the projection system, the commercial distribution of the hologram programs at the Venue, and the operation of the box office shall be paid for by the Venue. The promotion and marketing for the hologram programming shall be paid for by the Venue pursuant to a budget mutually approved by the parties.

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HOLOGRAM USA NETWORKS INC.

OFFERING CIRCULAR

6,250,000 Shares of Common Stock

___________, 2018

PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description

1.1	Broker-Dealer Services and Placement Agreement.
2.1	Certificate of Incorporation.
2.2	Bylaws.
3.1* *	Form of Placement Agent’s Warrant.
4.1* *	Form of Subscription Agreement.
6.1*	2018 Incentive Compensation Plan (to be effective upon the initial closing of this Offering).
6.3*	Note Purchase Agreement, dated as of August 24, 2017, between Hologram USA Networks Inc. and Dimitra F. David.
6.4*	Financial Support Letter, dated November 21, 2017, from Alkiviades (Alki) David.
6.5*	Letter Agreement, dated November 21, 2017, from Hologram FOTV Productions Inc. to HUSA Development Inc. regarding re-transfer of assets.
6.6*	Venue Installation Agreement, dated October 1, 2016, between Hologram USA Inc. and FOTV Media Networks.
8.1* *	Escrow Agreement with City National Bank.
11.1 *	Consent of RBSM LLP.
11.2	Consent of Olshan Frome Wolosky LLP (included in Exhibit 12.1).
12.1	Opinion of Olshan Frome Wolosky LLP.
13.1*	“Testing the W aters” M aterials.

Unless otherwise indicated, exhibits were previously filed.

* Filed herewith.

* * To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on February 5, 2018.

HOLOGRAM USA NETWORKS INC.

By:	/s/Alki David
Name:	Alkiviades (Alki) David
Title:	Chairman of the Board and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alkiviades (Alki) David, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alki David	Chairman of the Board and Chief Executive Officer	February 5, 2018
Alkiviades (Alki) David	(principal executive and principal financial officer)

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